UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to §240.14a-12
SERVICENOW, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐  Fee paid previously with preliminary materials.
☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

April 29, 2015

To Our Stockholders,

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of ServiceNow, Inc. The meeting will be held at the company's headquarters, located at 3260 Jay Street, Santa Clara, California 95054, on Wednesday, June 10, 2015 at 11:30 a.m. (Pacific Time).

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to our stockholders over the Internet. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without adversely impacting our stockholders’ timely access to this important information. On or about April 29, 2015, we expect to mail to our stockholders a Notice Regarding Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy statement for our 2015 Annual Meeting of Stockholders and 2014 annual report to stockholders. The Notice of Internet Availability also provides instructions on how to vote by mail or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon at the 2015 Annual Meeting of Stockholders are described in the accompanying notice of annual meeting and proxy statement.

Please use this opportunity to take part in our company’s affairs by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please vote on the Internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

We hope to see you at the meeting.

Sincerely,
Frank Slootman
President and Chief Executive Officer

SERVICENOW, INC.
3260 Jay Street
Santa Clara, California 95054

________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
________________
To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of ServiceNow, Inc. will be held on Wednesday, June 10, 2015, at 11:30 a.m. (Pacific Time) at the company's headquarters, located at 3260 Jay Street, Santa Clara California, 95054.

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.    To elect three Class III directors of ServiceNow, Inc., each to serve until the third annual meeting of stockholders following this meeting and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

2.     To hold an advisory vote on the resolution to approve executive compensation.

3.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 21, 2015 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available during ordinary business hours at our Santa Clara offices for examination by any stockholder for any purpose relating to the meeting.

Your vote as a ServiceNow, Inc. stockholder is very important. Each share of stock that you own represents one vote. For questions regarding your stock ownership, if you are a registered holder, you can contact our transfer agent, Computershare, through its website at www-us.computershare.com/Investor/ or by phone at (781) 575-3120 or toll-free at (877) 373-6374.

By Order of the Board of Directors,
Robert Specker
General Counsel and Secretary
Santa Clara, California
April 29, 2015

Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote by telephone or through the Internet or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Meeting” beginning on page 1 of the proxy statement and the instructions on the enclosed Notice Regarding Availability of Proxy Materials.

SERVICENOW, INC.

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

SERVICENOW, INC.
3260 Jay Street
Santa Clara, California 95054
________________
PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

________________
April 29, 2015

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of the board of directors of ServiceNow, Inc. (the “company” or "ServiceNow") for use at the company's 2015 Annual Meeting of Stockholders (the “meeting”) to be held at the company's headquarters located at 3260 Jay Street, Santa Clara, California, 95054, on Wednesday, June 10, 2015 at 11:30 a.m. (Pacific Time), and any adjournment or postponement thereof.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders via the Internet instead of mailing printed copies of those materials to each stockholder. On or about April 29, 2015, we expect to send to our stockholders a Notice Regarding Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also provides instructions on how to vote by mail or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

This process is designed to reduce our environmental impact and lowers the costs of printing and distributing our proxy materials without adversely impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

General Information About the Meeting

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement and any other matters properly brought before the meeting. In addition, following the meeting, management will respond to questions from stockholders.

Record Date; Quorum

Only holders of record of common stock at the close of business on April 21, 2015, the record date, will be entitled to vote at the meeting. At the close of business on April 21, 2015, we had 153,564,815 shares of common stock outstanding and entitled to vote. The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Voting Rights; Required Vote

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on April 21, 2015, the record date. You may vote all shares owned by you as of April 21, 2015, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Stockholder of Record: Shares Registered in Your Name. If on April 21, 2015 your shares were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by telephone, through the Internet, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on April 21, 2015 your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.

Broker Non-Vote. A broker non-vote occurs when shares held by a broker, bank or other nominee holding shares for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, Proposal Nos. 1 and 2 are considered non-discretionary matters and a broker will lack the authority to vote shares at his/her discretion on such proposals. Proposal No. 3 is considered a discretionary matter and a broker will be permitted to exercise his/her discretion. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.

Required Vote. Each director must be elected by a majority of the votes cast, which means that a director nominee will be elected only if the number of votes cast “FOR” the nominee exceeds the number of votes cast “AGAINST” the nominee. For Proposals 2 and 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.” The affirmative vote of a majority of shares entitled to vote on a particular proposal, that are present in person or represented by proxy and are voted for or against each matter are required to approve the proposal.

Effect of Abstentions and Broker Non-Votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered voting power present and entitled to vote with respect to that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are not considered votes cast for a particular proposal and are not taken into account in determining the outcome of the matters voted upon at the meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The board of directors recommends that you vote FOR all of the Class III directors named in this proxy statement (Proposal 1), FOR the advisory vote to approve executive compensation (Proposal 2) and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal 3).

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote in person - we will provide a ballot to stockholders who attend the meeting and wish to vote in person;

•	vote via telephone or via the Internet - in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or

•	vote by mail - if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it in the envelope provided.

Votes submitted by telephone or through the Internet or by mail must be received by 11:59 p.m., Pacific Time, on June 9, 2015. Submitting your proxy (whether by telephone, through the Internet or by mail if you request or receive a paper proxy card) will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct them how to vote your shares. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote through the Internet. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card through the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by the company. Following the original mailing of the soliciting materials, the company and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail or otherwise. Following the original mailing of the soliciting materials, the company will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, the company, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of the company (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or through the Internet; or

•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

The company is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, requirements for director continuing education, and other policies for the governance of the company. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at http://investors.servicenow.com, by clicking on “Corporate Governance,” under “Governance Documents.” The Corporate Governance Guidelines are reviewed at least annually by our nominating and corporate governance committee (“the nominating and governance committee”), and changes are recommended to our board of directors to respond to changes in regulations and generally accepted practices.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairman in any way that it considers in the best interests of our company, and that the nominating and governance committee shall periodically consider the leadership structure of our board of directors and make such recommendations related thereto to the board of directors as the nominating and governance committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairman and chief executive officer are held by the same person, the independent directors shall designate a “lead independent director.” The responsibilities of the chairman or the lead independent director include: setting the agenda for each meeting of our board directors, in consultation with our Chief Executive Officer (“CEO”); being available, under appropriate circumstances, for consultation and direct communication with stockholders; and facilitating communication between all directors and management.

Our board of directors has an independent chairman, Paul Barber. We believe that separation of the positions of chairman and chief executive officer reinforces the independence of our board of directors in its oversight of our business and affairs. In addition, we believe that having an independent board chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our board of directors to monitor whether management’s actions are in the best interests of our company and stockholders. As a result, we believe that having an independent board chairman enhances the effectiveness of the board of directors as a whole.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic and operational risks and the steps management has taken to monitor and control these exposures. Our audit committee has the responsibility to consider and discuss company guidelines, policies and internal controls that govern the process by which risk assessment and management are undertaken. The audit committee also provides oversight of our major financial and reporting risks and the steps our management has taken to monitor and control these exposures, and monitors compliance with legal and regulatory requirements. Our leadership development and compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking and assesses risks related to leadership succession.

Independence of Directors

Our board of directors determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange (the “NYSE”) and SEC rules and regulations. Such standards provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, the board annually reviews the independence of the company’s directors, taking into account all relevant facts and circumstances. In its most recent review, the board considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director.

Based upon this review, our board of directors has determined that the following director nominees and members of our board of directors are currently independent as determined under the rules of the NYSE:

Paul V. Barber	Douglas M. Leone
Susan L. Bostrom	Jeffrey A. Miller
Ronald E. F. Codd	Anita M. Sands
Charles Giancarlo	William L. Strauss

Committees of Our Board of Directors

Our board of directors has established an audit committee, a leadership development and compensation committee (the “compensation committee”) and a nominating and governance committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available, without charge, upon request in writing to ServiceNow, Inc., 3260 Jay Street, Santa Clara, California 95054, Attn: General Counsel or by clicking on “Corporate Governance” in the investor relations section of our website, http://investors.servicenow.com. Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Mr. Codd, who is the chair of the audit committee, Messrs. Miller and Strauss and Ms. Sands. The composition of our audit committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Each member of our audit committee is financially literate as required by current NYSE listing standards. In addition, our board of directors has determined that Mr. Codd is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. The designation does not impose on Mr. Codd any duties, obligations or liabilities that are greater than are generally imposed on any other member of our audit committee and our board of directors. Mr. Codd currently serves on the audit committee of four public companies. Our board of directors has determined that such simultaneous service does not impair the ability of Mr. Codd to effectively serve as a member of our audit committee. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of, and oversees our company's relationship with, the independent registered public accounting firm;

•
discusses the plan, staffing and scope of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results and audit results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	considers the adequacy of our internal accounting controls, internal audit function and audit procedures; and

•	approves (or, as permitted, pre-approves) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Leadership Development and Compensation Committee

Our compensation committee is comprised of Mr. Miller, who is the chair of the compensation committee, Messrs. Barber and Leone, and Ms. Bostrom. The composition of our compensation committee meets the requirements for independence under current NYSE and SEC rules and regulations. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves or recommends that our board of directors approve, the compensation of our executive officers;

•	reviews and recommends to our board of directors the compensation of our directors;

•	reviews and approves the terms of any material agreements with our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans; and

•	establishes and reviews our overall compensation philosophy.

At least annually, our compensation committee reviews and approves our executive compensation strategy and principles to confirm that they are aligned with our business strategy and objectives, as well as stockholder interests. The compensation committee, subject to approval by our board of directors, has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to our board of directors regarding the compensation of non-employee directors. Under its charter, our compensation committee has the authority to retain outside counsel or other advisors. Pursuant to that authority, the compensation committee engaged an independent compensation consultant, Compensia, Inc. (“Compensia”), to evaluate our executive compensation levels and practices and to provide advice and ongoing recommendations on executive compensation matters for the year ending December 31, 2014. The compensation committee retains and does not delegate any of its power to determine all matters of executive compensation and benefits for officers of the company, although the CEO and the Human Resources Department present compensation and benefit proposals to the compensation committee. Compensia representatives meet informally with the chair of our compensation committee and regularly with our compensation committee during its regular meetings, including in executive sessions from time to time without any members of management present. Compensia works directly with our compensation committee (and not on behalf of management) to assist our compensation committee in satisfying its responsibilities and will undertake no projects for management without our compensation committee's approval.

With the assistance of Compensia, our compensation committee generally reviews executive officer compensation, including base salary levels, and the target levels for variable cash and any equity incentive awards, following the end of each year and at the recommendation of our CEO. In connection with this review, our compensation committee considers any input that it may receive from our CEO (with respect to executive officers other than himself) to evaluate the performance of each executive officer and sets each executive officer's total target cash compensation for the current year. Our CEO does not participate in the deliberations regarding the setting of his own compensation by our compensation committee other than those establishing, in consultation with our compensation committee, the company performance objectives for all executive officer participants under our performance-based bonus plans.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Mr. Strauss, who is the chair of the nominating and governance committee, and Mses. Bostrom and Sands. The composition of our nominating and governance committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Our nominating and governance committee, among other things:

•	identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for appropriate directors;

•	evaluates the performance of our board of directors and board committees;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews conflicts of interest and proposed waivers of the Code of Conduct and Ethics Policy;

•	reviews developments in corporate governance practices; and

•	evaluates the adequacy of our corporate governance practices and reporting.

Mitigation of Risk Relating to Compensation

Our compensation committee has reviewed compensation-related risks and does not believe that our compensation programs encourage excessive or inappropriate risk-taking or create risks that are reasonably likely to have a material adverse effect on us for the following reasons:

•
The fixed (or base salary) component of our compensation program is designed to provide income independent of our stock price performance so that our employees will not focus exclusively on short term stock price performance to the detriment of other important business metrics and the creation of long term stockholder value. The variable (cash bonus and equity) components of compensation are designed to reward both short and long-term company performance, which we believe discourages employees from taking actions that focus only on our short-term success. We feel that the variable elements of our compensation program are a sufficient percentage of overall compensation to motivate our executives and other employees to pursue superior short and long-term corporate results, while the fixed element is also sufficiently high to discourage the taking of unnecessary or excessive risks in pursuing such results.

•
We have strict internal controls over the measurement and calculation of revenue and operating income and other performance metrics, designed to keep them from being manipulated by any employee, including our executives. In addition, all of our employees are required to comply with our Code of Conduct and Ethics Policy, which covers among other things, accuracy in keeping our records.

•
The compensation committee approves the employee annual and new hire equity guidelines as well as the overall equity pool. Any recommended equity grants outside these guidelines or to officers of the company require special approval by the compensation committee.

•	In 2014, we adopted stock ownership guidelines for our executive officers and the non-employee members of our board of directors to support these individuals acting as owners of the company.

•
Our insider trading policy prohibits our executive officers and the non-employee members of our board of directors from speculating in our equity securities or engaging in any other hedging transactions with respect to our equity securities. In 2014, we amended our insider trading policy to prohibit our employees (including our executive officers) and the non-employee members of our board of directors from pledging our equity securities so that such individuals cannot insulate themselves from the effects of poor stock price performance.

•
In 2014, we adopted a compensation recovery (“clawback”) policy which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct any incentive compensation erroneously paid or awarded in excess of what would have been paid pursuant to the restated financial statements.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during 2014 were Messrs. Barber, Leone and Miller. None of the members of our compensation committee in 2014 was at any time during 2014 or at any other time an officer or employee of the company or any of its subsidiaries, and none had or have any relationships with the company that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2014.

Board and Committee Meetings and Attendance

The board of directors is responsible for the oversight of management and the strategy of our company and for establishing corporate policies. The board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our board of directors. The board of directors held four meetings during 2014, and also acted by unanimous written consent, the audit committee held nine meetings, the compensation committee held four meetings and also acted by unanimous written consent, and the nominating and governance committee held four meetings and also acted by unanimous written consent. During 2014, each member of the board of directors participated in at least 75% of the aggregate of all meetings of the board of directors and meetings of committees on which such member served, that were held during the period in which such director served during 2014, except Anita Sands. Of the three meetings held by our board of directors and its committees on which she served since her appointment in July 2014, Ms. Sands missed one meeting due to a conflict and therefore attended 66.7% of such meetings.

Board Attendance at Annual Stockholders’ Meeting

It is our policy that directors are invited and encouraged to attend the annual meeting of stockholders in person or by telephone or video conference call.  All but one of our directors attended our 2014 annual stockholders meeting.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our chairman, currently Mr. Barber, is the presiding director at these meetings.

Code of Business Conduct and Ethics

We have adopted codes of business conduct and ethics that apply to all of our board members, officers and employees. Our Code of Conduct and Ethics Policy is posted on the investor relations section of our website located at http://investors.servicenow.com, by clicking on “Corporate Governance.” Any amendments or waivers of our Code of Conduct and Ethics Policy pertaining to a member of our board of directors or one of our executive officers will be disclosed on our website at the above-referenced address.

COMMUNICATION WITH OUR BOARD

Any interested party wishing to communicate with our board of directors may write to the board at Board of Directors, c/o ServiceNow, Inc., 3260 Jay Street, Santa Clara, California 95054 or send an email to ir@servicenow.com. Our Corporate Secretary will forward these letters and emails directly to the board of directors. Interested parties may indicate in their letters and email messages if their communication is intended to be provided to certain director(s) only. We reserve the right not to forward to the board of directors any abusive, threatening or otherwise inappropriate materials.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and governance committee in accordance with the committee's charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by the board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees and/or conducting background checks.

Policy Regarding Stockholder Nominations. The nominating and governance committee considers stockholder recommendations for director candidates. The nominating and governance committee has established the following procedure for stockholders to submit director nominee recommendations:

•	Our bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the board of directors.

•
If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to our Corporate Secretary at our principal executive offices, not fewer than 75 or more than 105 days prior to the first anniversary of the previous year's annual meeting.

•
Recommendations for a director candidate must be accompanied by all information relating to such person as would be required to be disclosed in solicitations of proxies for election of such nominee as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected.

•
The nominating and governance committee considers nominees based on our need to fill vacancies or to expand the board, and also considers our need to fill particular roles on the board or committees thereof (e.g. independent director, audit committee financial expert, etc.).

•	The nominating and governance committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills discussed above.

Director Qualifications

The goal of the nominating and governance committee is to ensure that our board of directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The nominating and governance committee seeks to achieve a balance of knowledge, experience and capability on our board of directors. To this end, the nominating and governance committee seeks nominees on the basis of, among other things, independence, integrity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and willingness and ability to devote adequate time and effort to board responsibilities in the context of the existing composition, other areas that are expected to contribute to the board of director’s overall effectiveness and the needs of the board of directors and its committees. Although the nominating and governance committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. In addition, while the nominating and governance committee does not have a formal policy with respect to diversity, the nominating and governance committee values members who represent diverse viewpoints. The nominating and governance committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. When appropriate, the nominating and governance committee may retain executive recruitment firms to assist it in identifying suitable candidates. After its evaluation of potential nominees, the nominating and governance committee submits its chosen nominees to the board of directors for approval. The brief biographical description of each director set forth in Proposal 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently consists of ten members, and is divided into three classes with each class serving for three years, and with the terms of office of the respective classes expiring in successive years. Directors in Class III will stand for election at this meeting. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders held in 2016 and 2017, respectively. At the recommendation of our nominating and governance committee, our board of directors proposes that each of the three Class III nominees named below be elected as a Class III director for a three-year term expiring at the 2018 annual meeting and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

Our bylaws and Corporate Governance Guidelines provide for a majority voting standard in uncontested elections of directors. An uncontested election is one in which the number of nominees for director does not exceed the number of directors to be elected. The director election taking place at this meeting is uncontested and, therefore, the majority voting standard will apply. That means, in order for a nominee to be elected, the votes cast “FOR” such nominee’s election must exceed the votes cast “AGAINST” such nominee’s election. We have adopted a policy pursuant to which an incumbent director nominee that receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by our board of directors. Our nominating and governance committee will then recommend to the board of directors the action to be taken with respect to such offer of resignation.

Shares represented by proxies will be voted “FOR” the election of each of the three nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable or unwilling to serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this proxy statement and to serve if elected.

There are no familial relationships among our directors and executive officers.

Information Regarding Nominees and Continuing Directors

Nominees to the Board of Directors

The nominees, and their ages, occupations and length of board service as of April 15, 2015, are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Douglas M. Leone(2)	57	Managing Member of Sequoia Capital	November 2009
Frederic B. Luddy	60	Chief Product Officer of ServiceNow, Inc.	June 2004
Jeffrey A. Miller(1)(2)	64	Chief Executive Officer of JAMM Ventures	February 2011
___________________

(1)	Member of the audit committee

(2)	Member of the compensation committee

Douglas M. Leone has served on our board of directors since November 2009. Mr. Leone has been a Managing Member of Sequoia Capital, a venture capital firm, since July 1988. Prior to joining Sequoia Capital, Mr. Leone held sales and sales management positions at Sun Microsystems, Inc., Hewlett-Packard Company and Prime Computer, Inc. Mr. Leone has served on the board of directors of CafePress, Inc. since 2005 and RingCentral, Inc. since 2013. Mr. Leone holds a B.S. in Mechanical Engineering from Cornell University, an M.S. in Industrial Engineering from Columbia University and an M.S. in Management from the Massachusetts Institute of Technology. Our board believes that Mr. Leone's investment experience in the Internet and software industries, as well as his background in sales and sales management, provide valuable insight regarding our business and qualify him to serve as a member of our board of directors.

Frederic B. Luddy has served as our Chief Product Officer since May 2011. Mr. Luddy founded ServiceNow in June 2004 and served as our President and Chief Executive Officer from that time until May 2011 and as a director since June 2004. From April 1990 to October 2003, Mr. Luddy served as Chief Technology Officer of Peregrine Systems, Inc., an enterprise software company. Prior to joining Peregrine Systems, Mr. Luddy founded Enterprise Software Associates, a software company, and was employed by Boole and Babbage, Inc., a software company, and the Amdahl Corporation, an information technology company. Our board believes Mr. Luddy's experience as the founder of ServiceNow, his knowledge of software and the software industry, as well his executive level experience and software and hardware development expertise give him the breadth of knowledge and leadership capabilities that qualify him to serve as a member of our board of directors.

Jeffrey A. Miller has served on our board of directors since February 2011. Mr. Miller has served as President and Chief Executive Officer of JAMM Ventures, a business consulting firm, since January 2002. Mr. Miller has served as a trustee for Santa Clara University since October 2012. From January 2002 to March 2006, Mr. Miller also served as a Venture Partner with Redpoint Ventures. Mr. Miller previously served on the board of directors of Data Domain from October 2006 to July 2009 and McAfee, Inc. from June 2008 to February 2011. Mr. Miller holds a B.S. in Electrical Engineering and Computer Science and an M.B.A. from Santa Clara University. Our board believes that Mr. Miller's consulting and investment experience and his service on the boards of directors of other companies in the information technology industry give him the appropriate set of skills that qualify him to serve as a member of our board of directors.

Continuing Directors

The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service as of April 15, 2015, are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience and qualifications of each director that led to the conclusion that each director should serve as a member of our board of directors.

Name of Director	Age	Principal Occupation	Director Since
Class I Directors - Terms Expiring 2016:
Paul V. Barber(2)	53	Managing General Partner of JMI Equity	June 2005
Ronald E.F. Codd(1)	59	Consultant; Former Chief Executive Officer of Momentum Business Applications, Inc.	February 2012
Frank Slootman	56	Chief Executive Officer of ServiceNow, Inc.	May 2011
Class II Directors - Terms Expiring 2017:
Susan L. Bostrom(2)(3)	54	Former Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc.	July 2014
Charles H. Giancarlo	57	Investor, Former Managing Director of Silver Lake Partners	November 2013
Anita M. Sands(1)(3)	38	Former Group Managing Director, Head of Change Leadership of UBS Financial Services	July 2014
William L. Strauss(1)(3)	56	Former Chief Executive Officer of Shoedazzle.com, Inc. and Provide Commerce, Inc.	February 2011
___________________

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating and governance committee

Paul V. Barber has served on our board of directors since June 2005. In November 1998, Mr. Barber joined JMI Equity, a growth equity firm, where he now serves as a Managing General Partner. Mr. Barber also serves on the boards of directors of several private companies. From 1990 to 1998, Mr. Barber was the Managing Director and Head of the Software Investment Banking Practice at Alex. Brown & Sons. Mr. Barber received an A.B. in Economics from Stanford University and an M.B.A. from the Harvard Business School. Our board believes that Mr. Barber's management experience and his service on other boards of directors in the information technology industry, including his experience in finance, give him the breadth of knowledge and valuable understanding of our industry that qualify him to serve as a member of our board of directors.

Ronald E. F. Codd has served on our board of directors since February 2012. Mr. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, Mr. Codd served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., an enterprise software company. From September 1991 to December 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc. Mr. Codd presently serves on the board of directors of three other public companies: FireEye, Inc., Rocket Fuel, Inc. and Veeva Systems, Inc. Mr. Codd previously served on numerous information technology boards including most recently DemandTec, Inc., Interwoven, Inc. and Data Domain, Inc. Mr. Codd holds a B.S. in Accounting from the University of California, Berkeley and an M.M. in Finance and M.I.S. from the Kellogg Graduate School of Management at Northwestern University. Our board believes that Mr. Codd's management experience and his software industry experience, including his experience in finance and accounting, give him the breadth of knowledge and valuable understanding of our industry and audit committee functions that qualify him to serve as a member of our board of directors.

Frank Slootman has served as our President and Chief Executive Officer, and as a director, since May 2011. Mr. Slootman served as a partner with Greylock Partners, a venture capital firm, from March 2011 to April 2011, and served as an advisor to EMC Corporation, an information technology company, from January 2011 to February 2012. From July 2009 to December 2010, Mr. Slootman served as President of the Backup Recovery Systems Division at EMC. From July 2003 to July 2009, Mr. Slootman served as President and Chief Executive Officer of Data Domain, Inc., an electronic storage solution company, which was acquired by EMC in 2009. Prior to joining Data Domain, Mr. Slootman served as an executive at Borland Software Corporation from June 2000 to June 2003, most recently as Senior Vice President of Products. From March 1993 to June 2000, Mr. Slootman held consecutive general management positions for two enterprise software divisions of Compuware Corporation. Mr. Slootman holds undergraduate and graduate degrees in Economics from the Netherlands School of Economics, Erasmus University Rotterdam. Our board believes that Mr. Slootman's business expertise, including his prior executive level leadership, gives him the operational expertise, breadth of knowledge and valuable understanding of our industry that qualify him to serve as a member of our board of directors.

Susan L. Bostrom has served on our board of directors since July 2014. From January 2006 to January 2011, Ms. Bostrom served as Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc., a networking equipment provider. Prior to that, from 1997 to January 2006, Ms. Bostrom served in a number of positions at Cisco, including Senior Vice President, Global Government Affairs and the Internet Business Solutions Group and Vice President of Applications and Services Marketing. Ms. Bostrom serves on the boards of directors of Varian Medical Systems, Inc., a manufacturer of medical devices and software, Cadence Design Systems, Inc., an electronic design software company, Marketo, Inc., a provider of software as a service marketing automation solutions and Rocket Fuel, Inc., an artificial intelligence media buying company. Ms. Bostrom holds a B.S. in marketing from the University of Illinois and an M.B.A. from the Stanford Graduate School of Business. Our board believes that Ms. Bostrom possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience and leadership roles in the technology industry, her knowledge of marketing, and her experience serving on the board of directors of other technology companies.

Charles H. Giancarlo has served on our board of directors since November 2013. Mr. Giancarlo is an entrepreneur and investor with over 30 years of experience in the semiconductor, communications and networking industries. From 2008 until 2013, he was a Managing Director of Silver Lake Partners, a private investment firm that focuses on the technology, technology-enabled and related growth industries. From May 1993 to December 2007, Mr. Giancarlo served in numerous senior executive roles at Cisco Systems, Inc., a provider of communications and networking products and services, most recently as the Executive Vice President and Chief Development Officer from May 2004 to December 2007. Mr. Giancarlo serves on the boards of directors of Accenture plc, a management consulting business, Avaya, Inc. a provider of business collaboration and communications solutions, Imperva, Inc., a provider of business security solutions, Arista Networks, Inc., a manufacturer of networking products, and various private companies. Mr. Giancarlo previously served on the board of directors of Netflix, Inc. an online movie rental subscription service, from April 2007 until May 2012. Mr. Giancarlo holds a B.S. in Electrical Engineering from Brown University, an M.S. in Electrical Engineering from the University of California, Berkeley and an M.B.A. from Harvard Business School. Our board believes that Mr. Giancarlo’s business expertise, including his prior executive level leadership and experience on the boards of similar companies, gives him the operational expertise, breadth of knowledge and valuable understanding of our industry that qualify him to serve as a member of our board of directors.

Anita M. Sands has served on our board of directors since July 2014. From April 2012 to September 2013, Ms. Sands served as Group Managing Director, Head of Change Leadership and a member of the Wealth Management Americas Executive Committee of UBS Financial Services, a global financial services firm. Prior to that, from April 2010 to April 2012, Ms. Sands was Group Managing Director and Chief Operating Officer at UBS Financial Services, and from October 2009 to April 2010, Ms. Sands was a Transformation Consultant at UBS Financial Services. Prior to joining UBS Financial Services, Ms. Sands was Managing Director, Head of Transformation Management at Citigroup N.A.’s Global Operations and Technology organization. Ms. Sands also held several leadership positions with RBC Financial Group and CIBC. Ms. Sands serves on the board of directors of Symantec Corporation, a provider of security, storage and systems management solutions. Ms. Sands holds a bachelor’s degree in physics and applied mathematics from The Queen’s University of Belfast, Northern Ireland, a doctorate in atomic and molecular physics from The Queen’s University of Belfast, Northern Ireland and a master’s degree of science in public policy and management from Carnegie Mellon University. Our board believes that Ms. Sands possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience and leadership roles in the financial services industry.

William L. Strauss has served on our board of directors since February 2011. From September 2011 to September 2012, Mr. Strauss served as Chief Executive Officer and director of Shoedazzle.com, Inc., an online fashion company. From November 1999 to September 2011, Mr. Strauss served as Chief Executive Officer and a director of Provide Commerce, Inc., an e-commerce marketplace of websites, which was acquired by Liberty Media Corporation in 2006. Mr. Strauss holds a B.A. in Accounting from Syracuse University. Our board believes that Mr. Strauss' management experience gives him the appropriate set of skills that qualify him to serve as a member of our board of directors.

Director Compensation
2014 Compensation. The following table provides information for the year ended December 31, 2014, regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2014. Messrs. Slootman and Luddy did not receive any compensation related to their service as directors. For information regarding compensation awarded to, earned by or paid to Messrs. Slootman and Luddy, see “Compensation Discussion and Analysis” below.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($)	RSU Awards ($)	Total ($)
Paul V. Barber	28,750	174,981	174,960	378,691
Susan L. Bostrom(1)	13,010	349,960	349,986	712,956
Ronald E. F. Codd(2)	46,447	174,981	174,960	396,388
Charles H. Giancarlo	25,000	174,981	174,960	374,941
Douglas M. Leone	28,750	174,981	174,960	378,691
Jeffrey A. Miller	40,000	174,981	174,960	389,941
Anita M. Sands(1)	13,010	349,960	349,986	712,956
William L. Strauss	35,000	174,981	174,960	384,941
Charles E. Noell, III(3)	16,141	—	—	16,141
___________________
(1)    Mses. Bostrom and Sands were appointed to the board of directors on July 8, 2014. The amount reported under the “Fees Earned or Paid in Cash” column reflects the portion of their annual retainer for service on the board of directors and the nominating and governance committee earned from such date.

(2)    Mr. Codd resigned his seat on the nominating and governance committee following the appointment of Mses. Bostrom and Sands. The amount reported under the “Fees Earned or Paid in Cash” column reflects in part, the portion of his annual retainer for service on the nominating and governance committee until such date.

(3)     Mr. Noell retired from our board of directors effective July 8, 2014. The amount reported under the “Fees Earned or Paid in Cash” column reflects the portion of his annual retainer for service on the board of directors until such date.
Amounts listed under “Option Awards” and “RSU Awards” in the foregoing table represent the aggregate fair value amount computed as of the grant date of each option and RSU award during 2014 in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts for option awards are included in Note 13 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

Our non-employee directors held option and RSU awards to acquire the following number of shares as of December 31, 2014:

Name	Option Awards	RSU Awards
Paul V. Barber	157,030	3,131
Susan L. Bostrom	13,378	6,322
Ronald E.F. Codd	192,030	3,131
Charles H. Giancarlo	21,177	7,651
Douglas M. Leone	157,030	3,131
Jeffrey A. Miller	57,030	3,131
Anita M. Sands	13,378	6,322
William L. Strauss	237,030	3,131

Annual Retainer Fees. In 2014, each of our non-employee directors, other than those who are prohibited from receiving director compensation pursuant to the policies of their affiliated funds, were compensated as follows:

•	$25,000 annual cash retainer;

•	$20,000 for the chair of our audit committee and $5,000 for each of its other members;

•	$10,000 for the chair of our compensation committee and $3,750 for each of its other members; and

•	$5,000 for the chair of our nominating and corporate governance committee and $2,500 for each of its other members.

Equity Awards. In 2013, our board of directors adopted a non-employee director equity compensation policy (the "director compensation policy") providing that each newly-elected or appointed non-employee director will be granted (i) stock options with an aggregate value of $350,000 determined by dividing $350,000 by the Black-Scholes value of a stock option on the date of grant, which initial stock option award will vest in equal monthly installments for three years, and (ii) an RSU award with an aggregate value of $350,000 based on the fair market value of our common stock on the date of grant, which initial RSU award will vest in equal annual installments over three years, in each case, so long as such director provides continuous services to us. On the date of our annual meeting of our stockholders each year, each non-employee director will be granted annual stock options with an aggregate value of $175,000 determined by dividing $175,000 by the Black-Scholes value of a stock option on the date of grant and annual RSUs with an aggregate value of $175,000 based on the fair market value of our common stock on the date of grant. Each such annual award of stock options and RSUs will vest in full and become exercisable on the earlier of the one-year anniversary of the grant date or the date immediately preceding the subsequent annual meeting of our stockholders, so long as such director provides continuous services to us. In 2014, our board of directors adopted an amendment to the director compensation policy providing that in the event a non-employee director joins the board of directors other than at an annual meeting, such new director will receive a prorated portion of the annual award of stock options and RSUs granted at the next occurring annual meeting of stockholder.

Options granted to non-employee directors accelerate and vest in full in the event of a change of control. The awards have 10-year terms and terminate three months following the date the director ceases to provide continuous services to us or 12 months following that date if the termination is due to death or disability.

In addition to the awards provided for above, non-employee directors are eligible to receive discretionary equity awards.

We have implemented a policy regarding minimum stock ownership requirements for our directors, which is described elsewhere in this proxy statement under the heading “Executive Compensation - Other Corporate Policies - Stock Ownership Guidelines”.

Other Compensation. Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their reasonable travel expenses incurred in attending board and committee meetings, certain company events and approved continuing education programs.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH
OF THE THREE NOMINATED DIRECTORS.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

General

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are providing stockholders an opportunity to approve the compensation of our named executive officers as disclosed in this Proxy Statement. While the results of the vote are non-binding and advisory in nature, the board of directors intends to carefully consider the results of this vote.

Frequency of Stockholder Advisory Votes on Executive Compensation

At our 2014 annual meeting of stockholders, we asked our stockholders to express a preference for the frequency of an advisory vote on the compensation of the Named Executive Officers (a “Say-on-Pay” vote). The proposal with respect to the frequency of our Say-on-Pay votes is commonly known as a “Say-When-on-Pay” vote. Our board of directors reviewed the results of the Say-When-on-Pay vote conducted last year and an annual frequency received the highest number of votes cast, as well as a majority of the votes cast. Based on these results, our board of directors determined that we will hold a Say-on-Pay vote on an annual basis.

In considering their vote, stockholders may wish to review with care the information on the company’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 25 to 38, as well as the discussion regarding the compensation committee on pages 7 to 9.

The company’s goal for its executive compensation program is to attract, motivate, and retain our executives who are critical to our success. The company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The company believes its executive compensation program has been instrumental in helping the company achieve its strong financial performance.

Key Executive Compensation Policies and Practices

Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of cash compensation and all of the PRSUs are “at risk” based on corporate performance, see “Mitigation of Risk Relating to Compensation” above;

•
Equity-Based Compensation. A significant portion of the total compensation we pay to our executive officers is in the form of equity-based compensation, which we feel better aligns the interests of our executive officers and stockholders;

•	Performance-Based Incentives. We use performance-based short-term cash incentives; and performance-based long-term equity incentives in the form of PRSU awards;

•
Employment Agreements. We enter into employment agreements with our executive officers providing reasonable severance and change of control benefits, see "Employment Arrangements" and "Potential Payments upon Termination or Change in Control" below;

•	No 280G Tax Gross-Ups. We do not provide 280G tax gross-ups to our executive officers;

•	Stock Ownership Policy. In 2014, we adopted stock ownership guidelines for our executive officers and the non-employee members of our board of directors;

•
Compensation Recovery Policy. In 2014, we adopted a clawback policy which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct, any incentive compensation erroneously paid or awarded in excess of what would have been paid pursuant to the restated financial statements; and

•	Multi-Year Vesting Requirements. The RSUs granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are asking the stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the board of directors requests the stockholders vote on an advisory basis to approve the following resolution at the meeting:

RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved.

While the results of this advisory vote are not binding, the compensation committee,will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions regarding named executive officers. The compensation committee and the board of directors value the opinions of our stockholders. Unless the board of directors modifies its determination on the frequency of future Say-on-Pay advisory votes, the next Say-on-Pay advisory vote will be held at our 2016 annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected PricewaterhouseCoopers LLP as the company's principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2015. As a matter of good corporate governance, our audit committee has decided to submit its selection of principal independent registered public accounting firm to our stockholders for ratification. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, our audit committee will review its future selection of PricewaterhouseCoopers LLP as the company's principal independent registered public accounting firm.

PricewaterhouseCoopers LLP audited the company's financial statements for the year ended December 31, 2014. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for the company's audit.

In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during the years ended December 31, 2014 and 2013. Our audit committee has determined that PricewaterhouseCoopers LLP's provisioning of these services, which are described below, does not impair PricewaterhouseCoopers LLP's independence from the company. The aggregate fees billed for the years ended December 31, 2014 and 2013 for each of the following categories of services are as follows:

Fees Billed to ServiceNow	Year Ended December 31, 2014	Year Ended December 31, 2013
	(in thousands)	(in thousands)
Audit fees (1)	$2,265	$2,207
Audit related fees (2)	19	—
Tax fees (3)	131	80
All other fees	2	2
Total fees	$2,416	$2,289
___________________
(1)    “Audit fees” include fees for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements and audit fees related to accounting matters that were addressed during the annual audit and quarterly review. This category also includes fees for services that were incurred in connection with statutory and regulatory filings or engagements, such as comfort letters related to our debt offering, consents and review of documents filed with the SEC.

(2)    “Audit related fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the company’s consolidated financial statements and are not reported under “Audit Fees.” These fees consist of a system implementation assurance review of the control environment prior to going live with the enterprise resource process system.

(3)    “Tax fees” consists of fees billed for tax compliance services and transfer pricing.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF
PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2015, by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors or director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 153,190,839 shares of our common stock outstanding on March 31, 2015. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2015, or subject to RSUs that have vested or will vest within 60 days of March 31, 2015 to be outstanding and to be beneficially owned by the person holding the option or RSU for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each of the individuals and entities named below is c/o ServiceNow, Inc., 3260 Jay Street, Santa Clara, California 95054.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% or Greater Stockholders:
T. Rowe Price Associates, Inc. (1)	15,114,540	9.9%
Entities affiliated with FMR, LLC (2)	8,522,877	5.6%
Vanguard Group, Inc. (3)	7,964,633	5.2%

Directors and Named Executive Officers:
Frank Slootman (4)	3,989,760	2.6%
Frederic B. Luddy (5)	7,590,975	5.0%
Michael Scarpelli (6)	495,563	*
David Schneider (7)	366,180	*
Daniel McGee (8)	241,564	*
Paul V. Barber (9)	910,957	*
Susan L. Bostrom (10)	3,716	*
Ronald Codd (11)	202,875	*
Charles H. Giancarlo (12)	9,332	*
Douglas Leone (13)	1,454,548	*
Jeffrey A. Miller (14)	170,000	*
Anita M. Sands (15)	3,716	*
William Strauss (16)	190,000	*

All executive officers and directors as a group (13 persons) (17)	15,629,186	10.2%
___________________
*    Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)    Shares owned as of December 31, 2014, according to a Schedule 13G/A filed with the SEC on January 31, 2015. These securities are owned by various individuals and institutional investors of which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(2)    Shares owned as of December 31, 2014, according to a Schedule 13G/A filed with the SEC by FMR LLC on February 13, 2015. The Schedule 13G/A reports that FMR LLC has sole voting power with respect to 749,125 shares and sole dispositive power with respect to all 8,522,877 shares. The Schedule 13G/A identifies FMR LLC as a parent holding company and identifies the relevant entities that beneficially own shares of our common stock as: Fidelity Management & Research (Hong Kong) Limited; FMR Co., Inc.; Pyramis Global Advisors Trust Company; and Strategic Advisers Inc. The Schedule 13G/A further reports that FMR Co., Inc. beneficially owns 5% or greater of the outstanding shares of our common stock outstanding and the following: Edward C. Johnson 3rd is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3rd, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The Schedule 13G/A further disclaims reporting of securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998). The address for FMR, LLC is 245 Summer Street, Boston, MA 02210.
(3)    Shares owned as of December 31, 2014, according to the Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 11, 2015. The Vanguard Group, Inc. has beneficial ownership of 7,964,633 shares. The Vanguard Group, Inc. reported (1) sole dispositive power with respect to 7,850,181 shares, (2) shared dispositive power with respect to 114,452 shares and (3) sole voting power with respect to 127,202 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 79,652 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 82,350 shares as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19335.
(4)    Consists of (i) 3,916,371 shares subject to options held by Mr. Slootman that are exercisable within 60 days of March 31, 2015, and (ii) 73,389 shares of common stock held by Mr. Slootman.
(5)    Consists of (i) 875,000 shares held by the Luddy Family Dynasty Trust LLC of which Mr. Luddy may be deemed to have voting and investment power, (ii) 6,141,588 shares held by the Frederic B. Luddy Family Trust of which Mr. Luddy is a trustee, (iii) 240,000 shares subject to options held by Mr. Luddy that are exercisable within 60 days of March 31, 2015, (iv) 250,000 shares of common stock subject to restricted stock units that will vest and settle within 60 days of March 31, 2015, (v) 36,800 shares of common stock held by Mr. Luddy's spouse, (vi) 46,000 shares of common stock held by The Genta A. Luddy Revocable Trust Number One, of which Mr. Luddy's spouse is a trustee, and (vii) 1,587 shares of common stock held by Mr. Luddy.
(6)    Consists of (i) 446,231 shares subject to options held by Mr. Scarpelli that are exercisable within 60 days of March 31, 2015, of which 86,190 are unvested and early exercisable and would be subject to a right of repurchase in our favor upon Mr. Scarpelli's cessation of service prior to vesting, and (ii) 49,332 shares of common stock held by Mr. Scarpelli.
(7)    Consists of (i) 316,765 shares subject to options held by Mr. Schneider that are exercisable within 60 days of March 31, 2015, of which 33,808 are unvested and early exercisable and would be subject to a right of repurchase in our favor upon Mr. Schneider's cessation of service prior to vesting, (ii) 190 shares held by Schneider 2001 Living Trust of which Mr. Schneider is a Trustee, and (iii) 49,415 shares of common stock held by Mr. Schneider.

(8)    Consists of (i) 206,250 shares subject to options held by Mr. McGee that are exercisable within 60 days of March 31, 2015, of which 75,000 are unvested and early exercisable and would be subject to a right of repurchase in our favor upon Mr. McGee's cessation of service prior to vesting, and (ii) 35,314 shares of common stock held by Mr. McGee.
(9)    Consists of (i) 116,666 shares subject to options held by Mr. Barber that are exercisable within 60 days of March 31, 2015, (ii) 667,690 shares held by Mr. Barber, and (iii) 126,601 shares held by irrevocable family trusts for which Mr. Barber may be deemed to control investment decisions, one or more beneficiaries of which is an immediate family member of Mr. Barber. Mr. Barber disclaims beneficial ownership of the shares held by the trusts referred to in clause (iii).  Mr. Barber's principal address is 100 International Drive, Suite 19100, Baltimore, Maryland 21202.
(10)    Consists of 3,716 shares subject to options held by Ms. Bostrom that are exercisable within 60 days of March 31, 2015.
(11)    Consists of (i) 475 shares held by the Codd Revocable Trust of which Mr. Codd is grantor, trustee and beneficiary, (ii) 185,000 shares subject to options held by Mr. Codd that are exercisable within 60 days of March 31, 2015, of which 37,500 are unvested and early exercisable and would be subject to a right of repurchase in our favor upon Mr. Codd's cessation of service prior to vesting, and (iii) 17,400 shares of common stock held by Mr. Codd.
(12)    Consists of (i) 7,073 shares subject to options held by Mr. Giancarlo that are exercisable within 60 days of March 31, 2015, and (ii) 2,259 shares of common stock held by Mr. Giancarlo.
(13)    Consists of (i) 116,666 shares subject to the options held by Mr. Leone that are exercisable within 60 days of March 31, 2015, (ii) 651,717 shares held by the Leone-Perkins Family Trust of which Mr. Leone is a trustee, and (iii) 686,165 shares held by Kids' Fund III, a Delaware Multiple Series Limited Partnership of which Mr. Leone is a general partner.
(14)    Consists of (i) 50,000 shares subject to the options held by Mr. Miller that are exercisable within 60 days of March 31, 2015, and (ii) 120,000 shares held by the Miller Living Trust, dated July 7, 1985, of which Mr. Miller is co-trustee.
(15)    Consists of 3,716 shares subject to options held by Ms. Sands that are exercisable within 60 days of March 31, 2015.
(16)    Consists of 190,000 shares subject to options held by Mr. Strauss that are exercisable within 60 days of March 31, 2015.
(17)    Consists of (i) 9,580,732 shares of common stock, and (ii) 5,798,454 shares of common stock subject to options that are exercisable within 60 days of March 31, 2015, and (iii) 250,000 shares of common stock subject to restricted stock units that will vest and settle within 60 days of March 31, 2015.

MANAGEMENT

The names of our executive officers, their ages as of April 15, 2015, and their positions are shown below.

Name	Age	Position
Frank Slootman	56	Director, President and Chief Executive Officer
Frederic B. Luddy	60	Director and Chief Product Officer
Michael P. Scarpelli	48	Chief Financial Officer
David L. Schneider	47	Chief Revenue Officer
Daniel R. McGee	55	Chief Operating Officer

Our board of directors chooses executive officers, who then serve at the discretion of the board of directors. There is no family relationship between any of the directors or executive officers and any other director or executive officer of ServiceNow.

For information regarding Messrs. Slootman and Luddy, please refer to Proposal No. 1, “Election of Directors,” above.

Michael P. Scarpelli has served as our Chief Financial Officer since August 2011. From July 2009 to August 2011, Mr. Scarpelli served as Senior Vice President of Finance & Business Operations of the Backup Recovery Systems Division at EMC. From September 2006 to July 2009, Mr. Scarpelli served as Chief Financial Officer of Data Domain. Prior to joining Data Domain, Mr. Scarpelli served as Executive Vice President and Chief Financial Officer for Lexar Media, Inc., a flash memory manufacturer, from January 2006 until Lexar was acquired by Micron Technology, Inc. in August 2006. From January 2002 to December 2005, Mr. Scarpelli held senior positions at HPL Technologies, Inc., a provider of yield management software and test chip solutions, most recently as Senior Vice President and Chief Financial Officer. Mr. Scarpelli began his career at PricewaterhouseCoopers LLP from May 1989 to December 2001. Mr. Scarpelli holds a B.A. in Economics from the University of Western Ontario.

David L. Schneider has served as our Chief Revenue Officer since June 2014. From June 2011 to May 2014 he served as our
Senior Vice President of Worldwide Sales and Services. From July 2009 to March 2011, Mr. Schneider served as Senior Vice President of Worldwide Sales of the Backup Recovery Systems Division of EMC. From January 2004 to July 2009, Mr. Schneider held senior positions at Data Domain, most recently Senior Vice President of Worldwide Sales. Prior to joining Data Domain, Mr. Schneider served as Vice President of Alliances, Channel and OEM Sales for Borland Software from January 2003 to December 2003. From May 2002 to January 2003, Mr. Schneider served as Vice President of Western United States Sales for TogetherSoft Corporation (later acquired by Borland Software). From January 1999 to May 2002, Mr. Schneider was Western Regional Manager at Iona Technologies, Inc., an infrastructure software company. Mr. Schneider holds a B.A. in Political Science from the University of California, Irvine.

Daniel R. McGee has served as our Chief Operating Officer since June 2014. From August 2011 to May 2014 he served as our Senior Vice President of Engineering. From July 2009 to August 2011, Mr. McGee served as Senior Vice President of Engineering and Support of the Backup Recovery Systems Division of EMC. From February 2006 to July 2009, Mr. McGee held senior positions at Data Domain, most recently Senior Vice President of Engineering and Support. Prior to joining Data Domain, Mr. McGee served as Vice President of Engineering at Aventail Corporation from March 2004 to February 2006 and held various positions at Pinnacle Systems, Inc. from August 1999 to March 2004 including the joint position of Director of Network Solutions and General Manager of Distributed Broadcast Solutions. Mr. McGee holds a B.S. in Electrical Engineering & Computer Science from Oregon State University and an M.S. in Engineering Management from Stanford University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. In addition, we explain how and why the compensation committee arrived at specific compensation policies and decisions involving our executive officers during the year ending December 31, 2014. During 2014, these individuals were:

•	Frank Slootman, our President and Chief Executive Officer (our “CEO”);

•	Frederic B. Luddy, our Chief Product Officer;

•	Michael P. Scarpelli, our Chief Financial Officer (our “CFO”);

•	Daniel M. McGee, our Chief Operating Officer; and

•	David L. Schneider, our Chief Revenue Officer.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the “Named Executive Officers.”
Executive Summary

We are a leading provider of cloud-based solutions that define, structure, manage and automate services across the global enterprise. By applying a service-oriented lens to the activities, tasks and processes that comprise day-to-day work life, we help the modern enterprise operate faster and be more scalable than ever before.

Services are any of the varied and frequent transactions across an enterprise between a requester and a provider, such as: request a new cell phone; ask about employer benefits; request to on-board a new employee; report a facilities or information technology (“IT”) problem; or provision a new server or application. These transactions can be internal to the enterprise or with outside parties such as customers, suppliers or partners.

Typically, many of these interactions are through email, phone or voicemail and are not systematically tracked or are tracked in spreadsheets or other disparate databases. This lack of a single, structured and persistent system to manage all enterprise services reduces efficiencies and limits scalability. For example, when services are delivered through email, providers generally have no systematic view into what causes requests and how to reduce or eliminate them. In addition, the enterprise often gains little insight into team workloads, service quality or how departments are faring against service level agreements. Further, the lack of a single system to manage services within the enterprise can create a fragmentation of tools and databases that is difficult and expensive to manage, leads to poor communication between departments, and hinders or prevents compliance with reporting and other regulatory obligations.

To address these issues, the IT industry has developed a standard framework to define and automate IT services. Among its attributes, this model helps enterprises define and structure services and workflows, provide an intuitive user experience and knowledge base, implement service delivery, establish service level agreements and provide analytics. This service model improves IT service quality, efficiency and scalability and is a best practice that can be applied to other departments throughout the enterprise.

In 2004, we pioneered the cloud-based delivery of this IT service management model. Today, we provide cloud-based service management solutions that address the needs of many departments within an organization including IT, human resources (“HR”), facilities, field service, marketing, legal and finance. Our service management solutions are built on our proprietary service automation platform that also allows customers to easily create, by themselves or with our partners, their own service-oriented applications for use in departments across the enterprise. Our solutions, and the custom solutions built by customers and partners, are empowering enterprises to change the way people work.

We also provide business management and IT operations management solutions that facilitate the delivery of services across the enterprise by increasing visibility, simplifying compliance, improving end-to-end supplier accountability, managing costs and integrating automated workflows.

Because our software applications are delivered via the Internet, or “cloud”, through an easy-to-use, consumer-like interface, they can be rapidly deployed and easily configured.

We market our services to enterprises in a wide variety of industries, including financial services, consumer products, IT services, health care and technology. We sell our solutions primarily through direct sales and to a lesser extent through indirect channel sales. We also provide a portfolio of comprehensive professional services to customers through our professional services experts and a network of partners.
Highlights of 2014 Results

2014 was another year in which we experienced consistently high year-over-year growth rates. Specifically, during 2014 we:

•	recorded revenues of $682.6 million, an increase of 61% compared to the prior year;

•	signed $1.2 billion in total contract value, a 64% increase over the prior year:

•	recorded billings of $838.1 million, a 61% increase over the $521.0 million reported in the prior year; and

•	had combined backlog and deferred revenue at the end of 2014 totaling $1.4 billion, growing 57% from the prior year.
2014 Executive Compensation Actions

In line with our performance and compensation objectives, the compensation committee approved the following compensation actions for our executive officers, including the Named Executive Officers, for 2014:

•	Increased the base salary of our CEO by 21%, and the base salaries of the four other Named Executive Officers in amounts ranging from 3.4% to 10.0%;

•
Made quarterly cash bonus payments to the Named Executive Officers for each of the four quarters of 2014, which, in the aggregate, represented approximately 115% of their target bonuses for the full year, including an aggregate cash bonus payment in the amount of $489,616 to our CEO, $264,968 to our CFO, $380,172 to our Chief Product Officer, $322,571 to our Chief Revenue Officer and $230,407 to our Chief Operating Officer; and

•
Granted equity compensation awards that consisted of time-based restricted stock unit, or RSU, awards, and performance-based RSU, or PRSU, awards. We did not grant options to purchase shares of our common stock to our executive officers in 2014.

Introduction of Performance-Based Equity Awards

In 2014, we introduced performance-based equity compensation in the form of PRSU awards. In making this change, the compensation committee determined that PRSU awards would more closely align the interests of our executives with those of our stockholders, see “Elements of Executive Compensation - Equity Compensation” below.

2014 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2014:

•
Independent Compensation Committee. The compensation committee is comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns.

•
Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our company.

•
Independent Compensation Committee Advisors. The compensation committee engaged its own compensation consultant to assist with its 2014 compensation review. This consultant performed no other consulting or other services for us and, based on our review, the board and management have determined that the compensation consultant is independent and does not have other relationships with us that would impair its independence.

•
Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of cash compensation and all of the PRSUs are “at risk” based on corporate performance, see “Mitigation of Risk Relating to Compensation” above;

•
Equity-Based Compensation. A significant portion of the total compensation we pay to our executive officers is in the form of equity-based compensation, which we feel better aligns the interests of our executive officers and stockholders;

•	Performance-Based Incentives. We use performance-based short-term cash incentives; and performance-based long-term equity incentives in the form of PRSU awards;

•
Employment Agreements. We enter into employment agreements with our executive officers providing reasonable severance and change of control benefits, see "Employment Arrangements" and "Potential Payments upon Termination or Change in Control" below;

•
No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers;

•	Limited Perquisites. We provide minimal perquisites and other personal benefits to our executive officers;

•	No 280G Tax Gross-Ups. We do not provide 280G tax gross-ups to our executive officers;

•
Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees, except that we reimburse our executive officers for the costs of an annual physical examination and provide a one-time gross up to cover the income taxes associated with this reimbursement;

•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;

•	Stock Ownership Policy. In 2014, we adopted stock ownership guidelines for our executive officers and the non-employee members of our board of directors;

•
Compensation Recovery Policy. In 2014, we adopted a clawback policy which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct any incentive compensation erroneously paid or awarded in excess of what would have been paid pursuant to the restated financial statements;

•
Hedging and Pledging Prohibitions. Our insider trading policy prohibits our executive officers and the non-employee members of our board of directors from speculating in our equity securities or engaging in any other hedging transactions with respect to our equity securities. In 2014, we amended our insider trading policy to prohibit our employees (including our executive officers) and the non-employee members of our board of directors from pledging our equity securities; and

•	Multi-Year Vesting Requirements. The RSU awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

Compensation Philosophy and Objectives

We believe in providing a competitive total compensation package to our executive officers, including the Named Executive Officers, through a combination of base salary, performance-based cash bonuses, equity compensation awards, and broad-based welfare and health benefit plans. Our executive compensation program is designed to achieve the following objectives:

•	attract, motivate and retain executive officers of outstanding ability and potential;

•	reward the achievement of key performance measures; and

•	ensure that executive compensation is meaningfully related to the creation of stockholder value.

We believe that our executive compensation program should include short-term and long-term elements, including cash and equity compensation, and should reward consistent performance that meets or exceeds expectations. We evaluate both performance and compensation to make sure that the compensation provided to our executive officers remains competitive relative to compensation paid by companies of similar size operating in the software services industry, taking into account our relative performance, our own strategic objectives, and the performance of the individual executive.

Executive Compensation Design

The compensation arrangements for our executive officers, including the Named Executive Officers, consist of base salary and quarterly cash bonus opportunities, equity compensation, and certain employee welfare and health benefits. The key component of our executive compensation program continues to be equity compensation. Historically, we have emphasized the use of equity to provide incentives for our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our stockholders. Although in past years we have provided equity compensation in the form of options to purchase shares of our common stock, in recent years we have emphasized time-based RSU awards that may be settled in shares of our common stock and, beginning in 2014, PRSU awards that may be settled in shares of our common stock.

We believe that RSU awards and PRSU awards that may be settled for shares of our common stock offer our executive officers a valuable long-term incentive that aligns their interests with the long-term interests of our stockholders. Going forward, as we deem appropriate, we may introduce other forms of stock-based compensation awards into our executive compensation program to offer our executive officers additional types of equity incentives that further this objective.

We also offer cash compensation in the form of base salaries and quarterly cash bonus opportunities. Typically, we have structured our cash bonus opportunities to focus on the achievement of specific short-term financial objectives that will further our longer-term growth objectives.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. Instead, the compensation committee reviews each element of executive compensation separately and also takes into consideration the value of each executive officer's total direct compensation opportunity (the sum of base salary, cash bonus opportunity, and equity compensation) as a whole, and its relative size in comparison to our other executive officers.

The compensation committee reviews our compensation philosophy, as well as our executive compensation program, on at least an annual basis. As part of this review process, the compensation committee applies the objectives described above within the context of our overall compensation philosophy, while, at the same time, considering the compensation levels needed to ensure our executive compensation program remains competitive. The compensation committee also evaluates whether we are meeting our retention objectives and the potential cost of replacing key executive officers.

Compensation-Setting Process

Role of the Compensation Committee

The compensation committee, which is composed entirely of independent directors, is responsible for reviewing and approving the compensation of our executive officers, including the Named Executive Officers. Specifically, the compensation committee oversees our compensation and benefit plans and policies, administers our equity compensation plans, and reviews and approves, both annually and quarterly, the compensation of our executive officers.

The compensation committee operates under a written charter adopted by our board of directors. A copy of the charter is posted on the investor relations section of our website located at http://investors.servicenow.com.

Role of our Chief Executive Officer

Each year, our CEO evaluates the performance of our executive officers, including the Named Executive Officers (other than his own performance), and makes recommendations to the compensation committee with respect to base salary adjustments, target quarterly cash bonus opportunities, actual bonus payments, and equity compensation. While the compensation committee takes these recommendations into consideration in its deliberations, it exercises its own independent judgment in approving the executive compensation of our executive officers.

Role of Compensation Consultant

For 2014, the compensation committee again retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to assist it in developing and administering our executive compensation program. Pursuant to this engagement, Compensia performed the following projects for the compensation committee:

•	Assisted in the review and updating of the compensation peer group;

•	Provided compensation data for similarly-situated executive officers at our compensation peer group companies; and

•	Updated the compensation committee on emerging trends and best practices in the area of executive compensation.

Compensia does not provide any other services to us. Compensia maintains a conflict of interest policy that is specifically designed to prevent any conflicts of interest. In addition, the compensation committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of The New York Stock Exchange, and concluded that no conflict of interest exists with respect to the work that Compensia performs for the compensation committee.

Competitive Positioning

In connection with its engagement, from time to time the compensation committee directs Compensia to assist it in the review and revision of the compensation peer group. When requested, Compensia provides the compensation committee with a recommended list of peer companies for its consideration. This recommended list consists of companies with a cloud-based business model that Compensia and the compensation committee determine compete with us for talent, are in the same geographical area, and have similar revenues, market capitalization, and number of employees. While the compensation committee takes account of compensation practices of the peer companies, the compensation committee uses this information as one of many factors in its deliberations on compensation matters and does not benchmark its compensation.

In September 2013, as a result of our continued growth and significant changes in our market capitalization, the compensation committee requested that Compensia review the compensation peer group to ensure that it was comprised of companies with comparable financial characteristics. Following this review, Compensia presented the compensation committee with a revised compensation peer group, which the compensation committee approved for use for the remainder of the year and into 2014:

athenahealth, Inc.	Palo Alto Networks, Inc.
Comm Vault Systems, Inc.	Qlik Technologies, Inc.
Concur Technologies, Inc.	SolarWinds, Inc.
Cornerstone OnDemand, Inc.	Splunk, Inc.
CoStar Group, Inc.	SS&C Technologies Holdings, Inc.
FireEye, Inc.	Tableau Software, Inc.
Fortinet, Inc.	The Ultimate Software Group, Inc.
Guidewire Software, Inc.	VeriSign, Inc.
LinkedIn Corporation	Workday, Inc.
NetSuite, Inc.	Yelp, Inc.

In October 2014, using the same criteria as described above but updating the size criteria (revenue and market capitalization) to align with our growth, Compensia, at the direction of the compensation committee, evaluated the existing compensation peer group. Following this evaluation, Compensia recommended to the compensation committee the following peer group consisting of 19 publicly-traded companies, which the compensation committee subsequently approved. The companies comprising the updated compensation peer group are as follows:

Arista Networks, Inc.	Palo Alto Networks, Inc.
athenahealth, Inc.	Qlik Technologies, Inc.
CommVault Systems, Inc.	SolarWinds, Inc.
Concur Technologies, Inc.	Splunk, Inc.
CoStar Group, Inc.	SS&C Technologies Holdings, Inc.
FireEye, Inc.	Tableau Software, Inc.
Fortinet, Inc.	The Ultimate Software Group, Inc.
Guidewire Software, Inc.	Veeva Systems, Inc.
LinkedIn Corporation	Workday, Inc.
NetSuite, Inc

This updated compensation peer group was used by the compensation committee in connection with its compensation deliberations through the end of 2014.

The compensation committee reviews the compensation data drawn from the compensation peer group, in combination with industry-specific compensation survey data, to develop a subjective representation of the “competitive market” with respect to current executive compensation levels and related policies and practices. The compensation committee then evaluates how our pay practices and the compensation levels of our executive officers compare to the competitive market. As part of this evaluation, the compensation committee also reviews the performance measures and performance goals generally used within the competitive market to reward performance.

Elements of Executive Compensation

The compensation program for our executive officers, including the Named Executive Officers, consists of three principal components:

•	Base salary;

•	Performance-based cash bonuses; and

•	Equity compensation in the form of time-based RSU and PRSU awards that are settled in shares of our common stock.

Base Salary

Generally, the compensation committee reviews the base salaries of our executive officers, including the Named Executive Officers, at the beginning of each year and makes adjustments to their base salaries as it determines to be necessary or appropriate. Typically, the compensation committee sets the base salaries of our executive officers at levels which it believes are competitive with current market practices (as reflected by our compensation peer group) and after taking into consideration each individual executive officer’s role and the scope of his or her responsibilities, his or her experience, his or her past performance and expected future contributions, and the base salary levels of our other executive officers. The compensation committee does not apply specific formulas to determine base salary adjustments.

In January 2014, the compensation committee reviewed the base salary of each of our executive officers, including the Named Executive Officers. Based on its comparison of our executive officers’ base salaries to those of the executives holding comparable positions at the companies in the compensation peer group, as well as its assessment of our 2013 performance and the other factors described above, the compensation committee determined that it was appropriate to adjust the base salaries of the Named Executive Officers for 2014 as follows:

Named Executive Officer	2013 Base Salary	2014 Base Salary	Percentage Increase
Mr. Slootman	$350,000	$425,000	21%
Mr. Luddy	$300,000	$330,000	10%
Mr. Scarpelli	$290,000	$300,000	3%
Mr. McGee	$275,000	$300,000	9%
Mr. Schneider	$260,000	$280,000	8%

Cash Bonuses

We provide our executive officers, including the Named Executive Officers, with the opportunity to earn cash bonuses to encourage the achievement of corporate and individual objectives and to reward those individuals who significantly impact our corporate results. The compensation committee determines and approves our cash bonus decisions. For 2014, the compensation committee adopted a formal bonus plan providing an opportunity for certain key employees, including our executive officers, to earn quarterly cash bonuses.

Under the 2014 bonus plan, each of the Named Executive Officers was eligible to receive a quarterly bonus as follows:

Named Executive Officer	Quarterly Bonus Target	Aggregate Quarterly Bonus Target	Percentage of 2014 Base Salary
Mr. Slootman	$106,250	$425,000	100%
Mr. Luddy	$82,500	$330,000	100%
Mr. Scarpelli	$57,500	$230,000	77%
Mr. McGee	$50,000	$200,000	67%
Mr. Schneider	$70,000	$280,000	100%

For purposes of the 2014 bonus plan, the compensation committee selected the target net new annual contract value (“ACV”) as set forth in our annual operating plan as the performance measure upon which bonus payments would be based. The compensation committee selected the target net new ACV as the appropriate corporate performance measure for the 2014 bonus plan since, in its view, it was the best indicator of our successful execution of our annual operating plan. In particular, net new ACV is a good measure of how aggressively we grow our business and our ability to build a consistent revenue stream. For 2014, the target net new ACV, as set forth in our annual operating plan, was $265.0 million. The compensation committee set the net new ACV targets at levels that would be difficult to achieve, to encourage a focused and consistent effort by our executive officers throughout 2014. As evidence of the challenging nature of the increase in ACV measure, the target levels established for each quarter were our most aggressive to date and represented significant increases in the target levels for this measure as compared to our annual operating plan in previous years. In 2014, we exceeded our target net new ACV.

For purposes of the 2014 bonus plan, our executive officers were eligible to earn a cash bonus payment each quarter to the extent that we achieved at least 80% of the target net new ACV for such quarter. If we achieved 80% or less of the target net new ACV for such quarter, no bonus would be earned. If we achieved between 80% and 100% of the target net new ACV for such quarter, a bonus would be earned equal to between 0% and 100% of the quarterly bonus target, determined on a linear basis. In the event that the achievement exceeded 100% of the target net new ACV for such quarter, an additional bonus would be earned equal to 2% of the quarterly bonus target for each percentage point above the 100% target net new ACV. Under the 2014 bonus plan, the minimum (threshold) bonus that could have been earned was $0, and there was no maximum amount that could have been earned.

Our actual performance against the relevant target level, as well as the determination of the amount to be received by each executive officer, were determined by the compensation committee after taking into consideration the recommendations of our CEO (other than with respect to his own quarterly bonus) and subject to the discretion of the compensation committee to adjust any payout based on individual performance and or corporate financial considerations. The compensation committee did not make any discretionary adjustments to the quarterly bonuses paid to the Named Executive Officers in 2014.

The following table provides information regarding the quarterly bonus awards earned by the Named Executive Officers during 2014:

Named Executive Officer	Performance Period	Target Quarterly Bonus	Target Performance Level Achievement	Actual Quarterly Bonus
Mr. Slootman	First Quarter	$106,250	116.69%	$141,723
	Second Quarter	$106,250	106.82%	$120,739
	Third Quarter	$106,250	105.56%	$118,065
	Fourth Quarter	$106,250	101.34%	$109,089
	Total 2014			$489,616

Mr. Luddy	First Quarter	$82,500	116.69%	$110,044
	Second Quarter	$82,500	106.82%	$93,750
	Third Quarter	$82,500	105.56%	$91,674
	Fourth Quarter	$82,500	101.34%	$84,704
	Total 2014			$380,172

Mr. Scarpelli	First Quarter	$57,500	116.69%	$76,697
	Second Quarter	$57,500	106.82%	$65,341
	Third Quarter	$57,500	105.56%	$63,894
	Fourth Quarter	$57,500	101.34%	$59,036
	Total 2014			$264,968

Mr. McGee	First Quarter	$50,000	116.69%	$66,693
	Second Quarter	$50,000	106.82%	$56,818
	Third Quarter	$50,000	105.56%	$55,560
	Fourth Quarter	$50,000	101.34%	$51,336
	Total 2014			$230,407

Mr. Schneider	First Quarter	$70,000	116.69%	$93,370
	Second Quarter	$70,000	106.82%	$79,546
	Third Quarter	$70,000	105.56%	$77,784
	Fourth Quarter	$70,000	101.34%	$71,870
	Total 2014			$322,570

Equity Compensation

We have used stock option awards and currently use RSU awards with both time-based and performance-based vesting to retain, motivate, and reward our executive officers, including the Named Executive Officers, for long-term increases in the value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders.

In 2014, we began to grant PRSU awards to our executive officers, including the Named Executive Officers. These awards provide that our executive officers may earn shares of our common stock based on our ability to achieve pre-established target levels for one or more financial or operational performance measures. Beginning in 2012, we started granting, and continue to grant under certain circumstances, RSU awards with time-based vesting requirements to certain of our executive officers to help manage the dilutive effect of our equity compensation program as compared to granting stock options. Because RSU awards have value to the recipient even in the absence of stock price appreciation, we are able to incent and retain our executive officers using fewer shares of our common stock. In addition, since the value of these RSUs increases with any increase in the value of the underlying shares, RSU awards also provide incentives to our executive officers that are aligned with the interests of our stockholders.

Typically, the size and form of the equity awards for our executive officers are determined in the discretion of the compensation committee at a level that it believes is competitive with current market conditions (as reflected by our compensation peer group) and after taking into consideration each individual executive officer’s role and the scope of his or her responsibilities, his or her experience, his or her past performance and expected future contributions, his or her current equity holdings and the potential equity awards of our other executive officers.

In 2014, after reviewing the equity awards granted to the executives holding comparable positions at the peer group companies, as well as its assessment of our 2013 performance and the other factors described above, the compensation committee approved the grant of equity awards to the Named Executive Officers as follows:

Named Executive Officer	Performance-Based RSU Awards (number of shares)
Mr. Slootman	150,000
Mr. Luddy	100,000
Mr. Scarpelli	75,000
Mr. McGee	75,000
Mr. Schneider	75,000

The shares of our common stock subject to the PRSU awards granted in January 2014 can be earned based on our performance against the target net new ACV as set forth in our annual operating plan for 2014. As in the case of our annual bonus plan, the compensation committee selected target net new ACV as the appropriate corporate performance measure for the PRSU awards since, in its view, it was the best indicator of our successful execution of our growth strategy. For 2014, the target net new ACV, as set forth in our annual operating plan, was $265.0 million. In 2014, we exceeded our target net new ACV.

For purposes of the PRSU awards granted in January 2014, our executive officers were eligible to earn the shares of our common stock to the extent that we achieved at least 80% of the target net new ACV for 2014 as follows:

•	If we achieved less than 80% of the target net new ACV for the year, no shares would be earned;

•	If we achieved at least 80% of the target net new ACV for the year, 5% of the shares would be earned.

•	If we achieved 100% of the target net new ACV for the year, 100% of the shares would be earned; and

•	If we achieved 120% or more of the target net new ACV for the year, a maximum of 200% of the shares would be earned.

The number of shares earned for performance between 80% and 100% of the target net new ACV for the year, and then between 100% and 120% of the target net new ACV was to be determined on a linear basis.

In January 2015, the compensation committee determined that the number of shares of our common stock earned pursuant to the PRSU awards for 2014 performance and thus became eligible for time-based vesting by each of the Named Executive Officers was as follows:

Named Executive Officer	Number of Shares Earned
Mr. Slootman	197,055
Mr. Luddy	131,370
Mr. Scarpelli	98,528
Mr. McGee	98,528
Mr. Schneider	98,528

The shares of our common stock earned pursuant to the PRSU awards granted in January 2014 are also subject to a time-based vesting requirement, with such shares vesting in four equal quarterly installments on February 7, 2016, May 7, 2016, August 7, 2016, and November 7, 2016, subject to the executive officer’s continued employment with us on each such vesting date. With the exception of the grants to Messrs. McGee and Schneider upon their promotions as described below, we did not grant any RSU awards with time-based vesting requirements to any of our executive officers in 2014.

In addition, on June 1, 2014 Messrs. McGee and Schneider were each promoted from Senior Vice President to the positions of Chief Operating Officer and Chief Revenue Officer, respectively. In recognition of their promotions, the compensation committee approved the grant of additional RSU awards to each of them as follows:

Named Executive Officer	Number of RSUs
Mr. McGee	50,000
Mr. Schneider	50,000

Each of these RSU awards is to vest in eight equal quarterly installments, beginning on August 7, 2015 and ending on May 7, 2017, subject to the executive officer’s continued employment with us on each such vesting date.

Welfare and Other Employee Benefits

We have established a tax-qualified retirement plan under Section 401(k) of the Code for all our U.S. employees, including our executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently do not match any contributions made to the plan by our employees, including executive officers. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees' needs.

Perquisites and Other Personal Benefits

To promote the health of our executive officers, we reimburse our executive officers for the actual cost of an annual physical health examination up to $5,000 per year. Amounts reimbursed as a result of the use of this benefit in 2014, including related tax gross-up payments, are set forth in “2014 Summary Compensation Table.” Typically, we do not provide any other perquisites or other personal benefits to our executive officers.

In the future, we may provide additional perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Employment Agreements

We have entered into employment agreements with our CEO and the other Named Executive Officers (other than Mr. Luddy). Each of these arrangements provides for “at will” employment and sets forth the initial terms and conditions of employment of each Named Executive Officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for an initial grant of an option to purchase shares of our common stock, opportunities for post-employment compensation, and vesting acceleration terms. These agreements also set forth the rights and responsibilities of each party and protect both parties’ interests in the event of a termination of employment by providing for certain payments and benefits under specified circumstances, including following a change in control of our company. These offers of employment were each subject to execution of a standard proprietary information and invention agreement and proof of identity and work eligibility in the United States.

Each of these arrangements was approved on our behalf by the compensation committee or the board of directors at the recommendation of the compensation committee. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In April 2014, we entered into an Amendment to the Employment Agreement with Mr. Slootman which extended the term of his agreement for an additional three years. In July 2014, we entered into an Amendment to Employment Agreement with Mr. Schneider to, among other things, extend the term of his employment agreement for an additional three years. In August 2014, we entered into amended employment agreements with Messrs. Scarpelli and McGee which extended each of these agreements for additional three-year terms.

For a summary of the material terms and conditions of our employment agreements with the Named Executive Officers, see “Employment Arrangements” below.

 Post-Employment Compensation Arrangements

The employment agreements of our CEO and Messrs. Scarpelli, McGee and Schneider provide for certain protection in the event of their termination of employment under specified circumstances, including following a change in control of our company. We believe that these protections were necessary to induce these individuals to forego other opportunities or leave their then-current employment for the uncertainty of a demanding position in a new and unfamiliar organization. We also believe that these arrangements serve our executive retention objectives by helping these Named Executive Officers maintain continued focus and dedication to their responsibility to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our company. The terms of these arrangements were determined by the compensation committee following an analysis of relevant market data for other companies with whom we compete for executive talent.

For a summary of the material terms and conditions of the post-employment payments and benefits which the Named Executive Officers are eligible to receive, see “Potential Payments upon Termination or Change of Control” below.

In filling our executive positions, the compensation committee was aware that, in some situations, it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, the compensation committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Other Compensation Policies

Stock Ownership Guidelines

In 2014, the compensation committee adopted stock ownership guidelines that are applicable to each of the non-employee members of our board of directors and executive officers. Members of our board of directors are required to own shares of our common stock with a value equal to three times their annual cash retainer fee. Our executive officers are required to own shares of our common stock with a value equal to a specific multiple of such executive officer’s base salary as indicated in the table below. The non-employee members of our board of directors and executive officers are required to meet these guidelines within five years of becoming subject to them.

Officer Level	Market Value of Shares Owned as a Multiple of Base Salary
Chief Executive Officer	Three times
Other Executive Officers	One times

Equity Award Grant Policy

Each of the options to purchase shares of our common stock granted to our employees is granted with an exercise price that is equal to the fair market value of our common stock on the date of grant. The options to purchase shares of our common stock historically granted to our executive officers typically vest over four years. Generally, options to purchase shares of our common stock have a ten-year term. The time-based RSU awards granted to our executive officers typically vest over four years. Any shares of our common stock earned under the PRSU awards granted to our executive officers typically vest over approximately three years, subject to the achievement of the specified net new ACV targets.

Although we do not have any program, plan, or obligation that requires us to grant equity compensation on specified dates, we have adopted an administrative policy for the grant of equity awards. We do not make equity awards in connection with the release or withholding of material non-public information.

Compensation Recovery Policy

In 2014, the compensation committee adopted a policy requiring the repayment of any cash or equity-based incentive compensation paid to our executive officers where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement and where the restatement was the result of fraud or intentional misconduct. This policy only applies to current and former executive officers subject to the reporting requirements of Section 16 of the Exchange Act who were involved in the fraud or misconduct, and the amount that is required to be repaid is the amount erroneously paid or earned in excess of what would have been paid or earned under the accounting restatement. In addition to the foregoing, our CEO and CFO are subject to the compensation recovery provisions of Section 304 of the Sarbanes-Oxley Act.

Derivatives Trading, Hedging and Pledging Policy

We have adopted a policy prohibiting the trading of derivatives by our employees, including our executive officers, and members of our board of directors. In 2014, we adopted a further policy prohibiting the pledging of stock by our employees, including our executive officers, and members of our board of directors.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a deduction for federal income tax purposes to any publicly traded company for remuneration in excess of $1 million paid in any taxable year to its CEO and each of the three other most highly-compensated executive officers (other than the CFO). Generally, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. The compensation income realized in the future upon the exercise of options to purchase shares of securities granted under a stockholder-approved stock option plan generally will be deductible as long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. However, the receipt of cash compensation and amounts realized from the settlement of non-performance based RSU awards granted in 2015 and future years may not be deductible to the extent the amount of compensation exceeds the limitation under Code Section 162(m).

The compensation committee seeks to qualify the compensation paid to the covered executive officers for the “performance-based compensation” exemption from the deduction limit under Section 162(m) when it believes such action is in the best interests of our company. In approving the amount and form of compensation for our executive officers, the compensation committee considers all elements of the cost to us of providing such compensation, including the potential impact of the Section 162(m) deduction limit. The compensation committee reserves the discretion, in its judgment, to authorize compensation payments that do not comply with an exemption from the deduction limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and members of the board of directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 of the Code during 2014, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement payment.

Accounting for Stock-Based Compensation

The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers, other employees, and members of our board of directors. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to measure and record in our consolidated statement of operations all share-based payments to our executive officers, other employees, and members of our board of directors, including grants of stock options and RSU awards, based on their fair values. The application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates, the expected life of the options, and dividend yield. As required under U.S. generally accepted accounting principles (GAAP), we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions we have used previously. For performance-based stock awards, we assess the probability of achieving the requisite performance criteria and apply judgment in determining the periods when, and if, the related performance targets become probable of being met.

ASC Topic 718 also requires us to recognize the compensation cost of these share-based payments in our income statement over the period that an employee or member of our board of directors is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule). This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers and members of our board of directors may never realize any value from their awards or may actually realize a value substantially different from the estimated and herein reported value.

Leadership Development and Compensation Committee Report

The information contained in the following report of the Leadership Development and Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by ServiceNow under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that ServiceNow specifically incorporates it by reference.

The Leadership Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Leadership Development and Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014.

Submitted by the Leadership Development and Compensation Committee:

Jeffrey A. Miller (Chair)
Paul V. Barber
Susan L. Bostrom
Douglas M. Leone

Securities Authorized for Issuance Under Equity Compensation Plans
The following table gives information about our common stock that may be issued upon the exercise or settlement of stock options, RSU awards and rights under all of our existing equity compensation plans as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (Column A) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (Column B) ($) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (Column C) (3)
Equity compensation plans approved by security holders	25,838,496	11.96	20,974,410

Equity compensation plans not approved by security holders	—	—	—

Total	25,838,496	11.96	20,974,410
___________________
(1)    This number includes 12,554,443 stock options outstanding and 515,321 RSU awards issued and outstanding under our 2005 Stock Plan and 3,342,979 stock options outstanding and 9,425,753 RSU awards issued and outstanding under our 2012 Equity Incentive Plan. This number excludes purchase rights accruing under our 2012 Employee Stock Purchase Plan.
(2)    The weighted average exercise price relates solely to shares subject to outstanding stock options because shares subject to RSU awards have no exercise price.
(3)    Represents 14,444,894 shares remaining available for future issuance under our 2012 Equity Incentive Plan and 6,529,516 shares remaining available for future issuance under our 2012 Employee Stock Purchase Plan. In addition, the number of shares reserved for issuance under our 2012 Equity Incentive Plan will increase automatically on January 1 of each year until January 1, 2022, by up to 5% of the total number of shares of the common stock outstanding on December 31 of the preceding year as determined by the board of directors. Similarly, the number of shares reserved for issuance under our 2012 Employee Stock Purchase Plan will increase automatically on January 1 of each year, from January 1, 2013 through January 1, 2022, by up to 1% of the total number of shares of the common stock outstanding on December 31 of the preceding year.

2014 Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the Named Executive Officers for services rendered in all capacities for 2014, 2013, and 2012.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compen-sation (3) ($)	All Other Compen-sation (4) ($)	Total ($)
Frank Slootman, President and Chief Executive Officer	2014	425,000	—	9,943,500	—	489,616	—	10,858,116
	2013	350,000	—	4,413,000	2,210,460	413,604	—	7,387,064
	2012	300,000	—	—	—	273,548	645	574,193

Michael Scarpelli, Chief Financial Officer	2014	300,000	—	4,971,750	—	264,968	1,962	5,538,680
	2013	290,000	—	2,206,500	1,105,230	224,528	3,476	3,829,734
	2012	275,000	—	—	—	159,569	—	434,569

Frederic B. Luddy, Chief Product Officer	2014	330,000	—	6,629,000	—	380,172	4,542	7,343,714
	2013	300,000	—	—	—	354,517	—	654,517
	2012	300,000	—	10,350,000	—	273,548	39,713	10,963,261

Daniel McGee, Chief Operating Officer (5)	2014	300,000	—	7,739,750	—	230,407	—	8,270,157
	2013	275,000	—	2,942,000	1,452,180	206,803	—	4,875,983
	2012	260,000	—	—	—	127,656	1,125	388,781

David Schneider, Chief Revenue Officer (6)	2014	280,000	—	7,739,750	—	322,571	1,962	8,344,283
	2013	260,000	—	2,206,500	1,105,230	307,250	—	3,878,980
	2012	250,000	—	—	—	227,957	645	478,602

___________________
(1)    Bonuses paid under our 2014 bonus plan are reported in the “Non-Equity Incentive Plan Compensation” column.
(2)    The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the RSUs and options to purchase shares of our common stock granted to the Named Executive Officers, as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of these RSUs and options reported are set forth in Note 13 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based vesting conditions, reflect the accounting cost for these RSUs and options, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the RSUs and options.

(3)    The amounts reported in the Non-Equity Incentive Plan Compensation column represent the quarterly bonuses paid to the Named Executive Officers under the 2014 bonus plan.
(4)    The amounts reported in the All Other Compensation column for fiscal 2012 include (i) payment and tax gross-up received by each of Messrs. Slootman, Luddy, McGee and Schneider in connection with such executive officer's attendance at a company-sponsored trip in the amount of $645, $647, $1125, and $645, respectively, and (ii) legal expenses of $39,066 paid on behalf of Mr. Luddy, which he incurred in connection with the sale of his shares in our initial public offering. Amounts reported for 2013 include personal benefits, including a payment and tax gross-up received by Mr. Scarpelli of $3,476 for the executive annual physical health exam benefit. Amounts reported for 2014 include (i) personal benefits, including a payment and tax gross-up received by Mr. Luddy of $4,542 for the executive annual physical health exam benefit, and (ii) a tax gross-up received by each of Messrs. Scarpelli and Schneider in connection with such executive officer's attendance at a company-sponsored trip in the amount of $1,962 each.
(5)    Mr.  McGee served as our Senior Vice President of Engineering and Cloud Operations until June 2014, at which time he was appointed our Chief Operating Officer. Prior to 2013, Mr. McGee was not a Named Executive Officer.
(6)    Mr. Schneider served as our Senior Vice President of Worldwide Sales and Services until June 2014, at which time he was appointed our Chief Revenue Officer.

2014 Grants of Plan-Based Awards Table

The following table presents, for each of the Named Executive Officers, information concerning each grant of a cash or equity award made during 2014. This information supplements the information about these awards set forth in “Summary Compensation Table.”

Named Executive Officer	Grant Date	Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Target) ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Awards ($) (2)
Mr. Slootman	2/7/2014	1/28/2014	N/A	150,000	N/A	N/A	9,943,500
	N/A	N/A	425,000	N/A	N/A	N/A	N/A

Mr. Scarpelli	2/7/2014	1/28/2014	N/A	75,000	N/A	N/A	4,971,750
	N/A	N/A	230,000	N/A	N/A	N/A	N/A

Mr. Luddy	2/7/2014	1/28/2014	N/A	100,000	N/A	N/A	6,629,000
	N/A	N/A	330,000	N/A	N/A	N/A	N/A

Mr. McGee	2/7/2014	1/28/2014	N/A	75,000	N/A	N/A	4,971,750
	8/7/2014	7/7/2014	N/A	50,000	N/A	N/A	2,768,000
	N/A	N/A	200,000	N/A	N/A	N/A	N/A

Mr. Schneider	2/7/2014	1/28/2014	N/A	75,000	N/A	N/A	4,971,750
	8/7/2014	7/7/2014	N/A	50,000	N/A	N/A	2,768,000
	N/A	N/A	280,000	N/A	N/A	N/A	N/A
______________________

(1)    Represents the awards earned under our 2014 bonus plan.

(2)    The amounts reported in this column represent the grant date fair value of the RSUs granted to the Named Executive Officers, as computed in accordance with ASC 718. The fair value of our common stock on the date of grant is used in calculating the grant date fair value of these RSUs. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based and performance-based vesting conditions, reflect the accounting cost for these RSUs, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the RSUs. No options were granted to Named Executive Officers during 2014.

2014 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options and other equity awards held as of December 31, 2014.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Mr. Slootman	4,251,996	(2)	—		2.60	5/6/2021
	—		150,000	(3)	29.42	2/7/2023
							150,000	(4)	10,177,500
										150,000	(5)	10,177,500

Mr. Scarpelli	524,044	(2)	—		3.00	8/15/2021
	—		75,000	(3)	29.42	2/7/2023
							75,000	(4)	5,088,750
										75,000	(5)	5,088,750

Mr. Luddy	240,000	(6)	—		0.34	9/8/2019
							500,000	(7)	33,925,000
										100,000	(5)	6,785,000

Mr. McGee	265,000	(2)	—		3.00	8/15/2021
	45,833		54,167	(8)	29.42	2/7/2023
							75,000	(9)	5,088,750
							50,000	(10)	3,392,500
										75,000	(5)	5,088,750

Mr. Schneider	314,862	(2)	—		3.00	7/22/2021
	89,216	(2)(11)	—		3.00	9/9/2021
	—		75,000	(3)	29.42	2/7/2023	75,000	(4)	5,088,750
							50,000	(10)	3,392,500
										75,000	(5)	5,088,750
_____________________
(1)    Market value of shares based on closing price of our common stock on December 31, 2014 of $67.85.
(2)    These stock options are immediately exercisable in full, subject to a right of repurchase in our favor, which lapses as the shares of our common stock underlying the option vests. The option shares vest over a four-year period as follows: 25% of the shares of our common stock underlying the options vest on the first anniversary of the individual's employment commencement date and, thereafter, the remaining shares of our common stock underlying the options vest in 36 equal monthly installments over the next three years provided that the Named Executive Officer continues to be employed by or otherwise provides services to our company. In addition, the vesting of these stock options may be accelerated in the event of a change in control of our company as provided in the Named Executive Officer's employment agreement.

(3)    The option shares vest over a four-year period as follows: 50% of the shares of our common stock underlying the option vest on February 7, 2015 and, thereafter, the remaining shares of our common stock underlying the options vest in 24 equal monthly installments over the next two years provided that the Named Executive Officer continues to be employed by or otherwise provides services to us. In addition, the vesting of these stock options may be accelerated in the event of a change in control of our company as provided in the Named Executive Officer's employment agreement.
(4)    The RSU award vests over a four-year period as follows: 50% of the shares of our common stock underlying the RSU award vest on February 7, 2015 and, thereafter, the remaining shares of our common stock underlying the options vest in two equal annual installments over the next two years provided that the Named Executive Officer continues to be employed by or otherwise provides services to us. In addition, the vesting of these stock options may be accelerated in the event of a change in control of our company as provided in the Named Executive Officer's employment agreement.
(5)     The PRSU awards vest over a three year period as follows: 25% of the shares of our common stock underlying the PRSU award vest on February 7, 2016 and, thereafter, the remaining shares vest in three equal quarterly installments over the next three quarters provided that certain performance criteria are achieved and the Named Executive Officer continues to be employed by or otherwise provides services to us. If the minimum performance threshold is not achieved, no PRSUs will vest and the PRSUs will be forfeited at the end of the performance period. The PRSUs are described in more detail above under “Compensation Discussion and Analysis—Executive Compensation—Equity Compensation.” In addition, the vesting of these PRSUs may be accelerated in the event of a change in control of our company as provided in the Named Executive Officer's employment agreement.
(6)    This stock option is immediately exercisable in full, subject to a right of repurchase in our favor which lapses as the shares of our common stock underlying the option vest. The option shares vest over a four-year period as follows: 1/48th of the shares vest on the first day of each month following July 1, 2009, provided that the Named Executive Officer continues to be employed by or otherwise provides services to us on each such vesting date. In addition, the vesting of 100% of the option shares would have been accelerated had a change in control of our company occurred before July 1, 2010.
(7)    These shares vest over three years at the rate of one-third of the shares annually on each March 20.
(8)    The option shares vest over a four-year period as follows: 25% of the shares of our common stock underlying the option vest on February 7, 2014 and, thereafter, the remaining shares vest in 36 equal monthly installments over the next three years provided that the Named Executive Officer continues to be employed by or otherwise provides services to us. In addition, the vesting of these stock options may be accelerated in the event of a change in control of our company as provided in the Named Executive Officer's employment agreement.
(9)    The RSU award vests over a four-year period as follows: 25% of the shares of our common stock underlying the RSU vest on February 7, 2014 and, thereafter, the remaining shares vest in three equal annual installments over the next three years provided that the Named Executive Officer continues to be employed by or otherwise provides services to us. In addition, the vesting of these stock options may be accelerated in the event of a change in control of our company as provided in the Named Executive Officer's employment agreement.
(10)     The RSU award vests quarterly over a two-year period in eight equal installments. The shares of our common stock underlying the RSU award vest beginning on August 7, 2015, provided that the Named Executive Officer continues to be employed by or otherwise provides services to us. In addition, the vesting of these stock options may be accelerated in the event of a change in control of our company as provided in the Named Executive Officer's employment agreement.
(11)    The vesting of this option was subject to an initial determination by the compensation committee as to our achievement of our worldwide sales goal for the 12 months ending June 30, 2012. The worldwide sales goal was achieved at the 97.675% level, and, pursuant to the terms of this option, 88.3875% of the original 275,808 shares subject to this option will vest on a monthly basis over 48 months commencing on Mr. Schneider's date of hire.

2014 Option Exercises and Stock Vested Table

The following table presents, for each of the Named Executive Officers, the shares of our common stock that were acquired upon the exercise of stock options and vesting of RSU awards and the related value realized during 2014.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)
Mr. Slootman	1,478,460	84,477,897	—	—
Mr. Scarpelli	460,000	26,167,467	—	—
Mr. Luddy	—	—	250,000	11,765,000
Mr. McGee	235,000	13,442,039	25,000	1,657,250
Mr. Schneider	551,832	31,585,986	—	—
___________________
(1)    The value realized on exercise is calculated as the difference between the actual sales price of the shares of our common stock underlying the options exercised and the applicable exercise price of those options.
(2)    The value realized on vesting is calculated as the number of vested restricted stock units multiplied by the closing price of our common stock on the vesting date.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our executive officers during 2014.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our executive officers during 2014.

Employment Arrangements

We have entered into employment agreements with each of the Named Executive Officers other than Mr. Luddy in connection with his commencement of employment with us. Each of these arrangements was negotiated on our behalf by the compensation committee or our CEO.

Typically, these arrangements provide for “at will” employment and set forth the initial terms and conditions of employment of each executive officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for an initial stock option grant, and the circumstances, if applicable, under which post-employment compensation or vesting acceleration terms might apply. These offers of employment were each subject to execution of a standard proprietary information and invention agreement and proof of identity and work eligibility in the United States.

Mr. Slootman

On May 2, 2011, Mr. Slootman joined us as our CEO. In hiring Mr. Slootman, our board of directors approved an employment agreement with a period of three years, setting forth the principal terms and conditions of his employment, including an initial annual base salary of $300,000 (subject to review by the compensation committee at least annually), a target annual cash bonus opportunity of $300,000 (based on his performance relative to one or more performance objectives established each year by the compensation committee), and, subject to the approval of our board of directors, a time-based stock option award to purchase 6,550,456 shares of our common stock. Mr. Slootman's employment agreement was amended in 2014 to extend the term for an additional three years.

Mr. Scarpelli

On August 15, 2011, Mr. Scarpelli joined us as our Chief Financial Officer. In hiring Mr. Scarpelli, our board of directors approved an employment agreement with a period of three years, setting forth the principal terms and conditions of his employment, including an initial annual base salary of $275,000 (subject to review by our CEO and the compensation committee at least annually), a target annual cash bonus opportunity of $175,000 (based on his performance relative to one or more performance objectives established each year by our CEO and the compensation committee), subject to the approval of our board of directors, a time-based stock option award to purchase 1,379,044 shares of our common stock, and subject to the approval of our board of directors, a fully-vested stock option award to purchase 275,808 shares of our common stock. Mr. Scarpelli's employment agreement was amended in 2014 to extend the term for an additional three years.

Mr. McGee

On September 6, 2011, Mr. McGee joined us as our Senior Vice President, Engineering. In hiring Mr. McGee, our board of directors approved an employment agreement with a period of three years, setting forth the principal terms and conditions of his employment, including an initial annual base salary of $260,000 (subject to review by our CEO and the compensation committee at least annually), a target annual cash bonus opportunity of $140,000 (based on his performance relative to one or more performance objectives established each year by our CEO and the compensation committee), and subject to the approval of our board of directors, a time-based stock option award to purchase 1,200,000 shares of our common stock. Mr. McGee's employment agreement was amended in 2014 to extend the term for an additional three years.

Mr. Schneider

On June 6, 2011, Mr. Schneider joined us as our Senior Vice President of Sales. In hiring Mr. Schneider, our board of directors approved an employment agreement with a period of three years, setting forth the principal terms and conditions of his employment, including an initial annual base salary of $250,000 (subject to review by our CEO and the compensation committee at least annually), a target annual cash bonus opportunity of $250,000 (based on his performance relative to one or more performance objectives established each year by our CEO and the compensation committee), subject to the approval of our board of directors, a time-based stock option award to purchase 1,379,044 shares of our common stock, and subject to the approval of our board of directors, a performance-based stock option award to purchase 275,808 shares of our common stock. Mr. Schneider's employment agreement was amended in 2014 to extend the term for an additional three years.

In the case of each Named Executive Officer other than Mr. Luddy, such officer's employment agreement also contain provisions that provide for certain payments and benefits in the event of certain terminations of employment, including a termination of employment following a change in control of our company. For a summary of the material terms and conditions of these provisions, as well as an estimate of the potential payments and benefits payable to these Named Executive Officers under their employment arrangements, see “Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control

The Named Executive Officers other than Mr. Luddy are eligible to receive certain severance payments and benefits in connection with a termination of employment under various circumstances, including following a change in control of our company. The estimated potential severance payments and benefits payable to the Named Executive Officers in the event of termination of employment as of December 31, 2014 pursuant to their employment agreements or stock option agreements, as applicable, are described below.

The actual amounts that would be paid or distributed to an eligible Named Executive Officer as a result of a termination of employment occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include a Named Executive Officer's base salary and the market price of our common stock. Although we have entered into a written agreement to provide severance payments and benefits in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with any Named Executive Officer to provide payments and benefits on terms that vary from those currently contemplated. In addition to the amounts presented below, a Named Executive Officer would also be able to exercise any previously-vested stock options that he held. For more information about the Named Executive Officers' outstanding equity awards as of December

31, 2014, see “2014 Outstanding Equity Awards at Fiscal Year-End Table” above. Finally, the Named Executive Officers are eligible to receive any benefits accrued under our broad-based benefit plans, in accordance with those plans and policies.

Involuntary Termination of Employment-Cash Severance

In the event of an involuntary termination of employment (a termination of employment by us without “cause” (as defined in the relevant employment agreement or employment offer letter) or by the Named Executive Officer for “good reason” (as defined in the relevant employment agreement or employment offer letter)) at any time other than during the period that begins three months prior to and ends 12 months following the effective date of a change in control of our company (as defined in the relevant employment agreement or employment offer letter) (the “Change of Control Period”), each Named Executive Officer other than Mr. Luddy is eligible to receive the following payments and benefits:

▪	his then-annual base salary for a period of six months (12 months in the case of our CEO) from the date of termination;

▪
any portion of his annual target bonus opportunity which he would have received had he been employed on the last day of the fiscal year in which the termination of employment occurs pro-rated for a six-month period (12 months in the case of our CEO); and

▪
health insurance premiums for himself and his eligible dependents under our group health insurance plans as provided under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, until the earliest of (i) the close of the six-month period (12 months in the case of our CEO) commencing on the date of his termination of employment, (ii) the expiration of his eligibility for continued coverage under COBRA or (iii) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

The receipt of any termination-based payments or benefits is subject to the Named Executive Officer executing (and not subsequently revoking) a waiver and release of claims in our favor and his continued compliance during the period in which he is receiving severance payments and benefits with certain post-termination non-solicitation and non-disparagement covenants.

Involuntary Termination of Employment in Connection with a Change in Control-Cash Severance

In the event of an involuntary termination of employment (a termination of employment by us without “cause” or by the Named Executive Officer for “good reason”) during the Change in Control Period, each Named Executive Officer other than Mr. Luddy is eligible to receive the following payments and benefits:

▪	a lump-sum payment equal to his then-annual base salary for a period of six months (12 months in the case of our CEO) from the date of termination;

▪	his annual target bonus opportunity without regard to achievement of any corporate performance goals; and

▪
health insurance premiums for himself and his eligible dependents under our group health insurance plans as provided under COBRA until the earliest of (i) the close of the six-month period (12 months in the case of our CEO) commencing on the date of his termination of employment, (ii) the expiration of his eligibility for continued coverage under COBRA or (iii) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

The receipt of any termination-based payments or benefits is subject to the Named Executive Officer executing (and not subsequently revoking) a waiver and release of claims in favor of us (or if applicable, our successor) and continued compliance during the period in which he is receiving severance payments and benefits with certain post-termination non-solicitation and non-disparagement covenants.

Outstanding Equity Awards

In the event of a change in control of our company, 100% of the total number of shares of our common stock subject to outstanding and unvested equity awards held by the Named Executive Officers (other than Mr. Luddy) will immediately vest.

In addition, in the event of an involuntary termination of employment (a termination of employment by us without “cause” or by the Named Executive Officer for “good reason”) of a Named Executive Officer (other than Mr. Luddy) or if we “constructively” terminate a Named Executive Officer's employment (other than Mr. Luddy) following a material adverse change in his title or reporting relationships without his consent, the outstanding equity awards of the Named Executive Officers will be subject to accelerated vesting as follows:

▪
in the case of our CEO, 12.5% of the total number of shares of our common stock subject to his outstanding equity awards will immediately vest if termination of employment occurs outside of the Change in Control Period; or

▪	100% of the then-unvested shares of our common stock subject to his outstanding equity awards will immediately vest if termination of employment occurs during the Change in Control Period.

In the event of a change in control of our company, 25% of the total number of shares of our common stock subject to outstanding options held by Mr. Luddy will immediately vest.

Excise Taxes

Any payment or benefit provided under his employment agreement (in the case of our CEO) or his employment offer letter (in the case of the other Named Executive Officers) in connection with a change in control of our company may be subject to an excise tax under Section 4999 of the Code. These payments and benefits also may not be eligible for a federal income tax deduction pursuant to Section 280G of the Code. If any of these payments or benefits are subject to the excise tax, they may be reduced to provide the affected Named Executive Officer with the best after-tax result. Specifically, he will receive either a reduced amount so that the excise tax is not triggered, or he will receive the full amount of the payments and benefits and then be personally liable for any excise tax.

Death Benefits

In the event of a termination by reason of death, all of our employees, including the Named Executive Officers, are eligible to receive the following payments and benefits:

▪	a lump-sum payment equal to his or her then-annual base salary for a period of six months from the date of death;

▪
health insurance premiums for the employee's eligible dependents under our group health insurance plans as provided under COBRA (or similar programs for employees based outside of the U.S.) for 12 months following the date of the employee's death; and

▪
the immediate vesting of the employee's then-unvested shares of our common stock subject to outstanding equity awards, up to maximum value of $500,000, calculated as the fair market value per share minus the exercise price per share, multiplied by the number of shares being accelerated.

Potential Payments upon Termination or Change in Control Table

The following table sets forth the estimated payments that would be received by the Named Executive Officers upon a change in control of our company, upon a termination of employment without cause or following a resignation for good reason, or in the event of a termination of employment without cause or following a resignation for good reason in connection with a change in control in our company. The table below reflects amounts payable to each Named Executive Officer assuming that, if applicable, his employment was terminated on December 31, 2014 and, if applicable, a change in control of our company also occurred on that date.

	Change of Control Alone	Upon Termination without Cause or Resignation for Good Reason - No Change in Control				Upon Termination without Cause or Resignation for Good Reason - Change in Control
Name	Value of Accelerated Vesting ($) (1)	Cash Severance ($)	Contin-uation of Medical Benefits ($)	Value of Accelerated Vesting ($) (1)	Total ($)	Cash Severance ($)	Contin-uation of Medical Benefits ($)	Value of Accelerated Vesting ($) (1)	Total ($)
Mr. Slootman	70,642,185	850,000	13,640	8,830,273	9,693,913	850,000	13,640	70,642,185	71,505,825
Mr. Scarpelli	27,964,874	265,000	8,957	—	273,957	380,000	8,957	27,964,874	28,353,831
Mr. Luddy	40,710,000	—	—	—	—	—	—	40,710,000	40,710,000
Mr. McGee	28,621,638	250,000	6,820	—	256,820	350,000	6,820	28,621,638	28,978,458
Mr. Schneider	29,606,943	280,000	8,957	—	288,957	420,000	8,957	29,606,943	30,035,900
_____________________

(1)    The value of accelerated vesting is calculated based on the closing price of our common stock on the New York Stock Exchange as of December 31, 2014 which was $67.85, less, if applicable, the exercise price of each outstanding stock option.

Potential Payments upon Involuntary Termination by Reason of Death Table

The following table sets forth the estimated payments that would be received by each Named Executive Officer upon an involuntary termination by reason of his death assuming that the termination occurred on December 31, 2014.

	Upon Involuntary Termination by Reason of Death
Name	Cash Severance ($)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($) (1)	Total ($)
Mr. Slootman	212,500	5,783	500,000	718,283
Mr. Scarpelli	150,000	10,553	500,000	660,553
Mr. Luddy	165,000	10,553	500,000	675,553
Mr. McGee	150,000	5,783	500,000	655,783
Mr. Schneider	140,000	10,553	500,000	650,553
_____________________

(1)    The value of accelerated vesting is calculated based on the closing price of our common stock on the New York Stock Exchange as of December 31, 2014 which was $67.85, less, if applicable, the exercise price of each outstanding stock option, capped at a maximum of $500,000.

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS

In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation,” the following is a description of transactions since January 1, 2014 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest or such other persons as may be required to be disclosed pursuant to Item 404 of Regulation S-K, which we refer collectively refer to as related parties.

Relationship with FMR, LLC

Fidelity Technology Group, LLC (“Fidelity Technology”), an affiliate of FMR, LLC (“Fidelity”), has been our customer since 2010 and made payments to us of $2,265,229 in 2014. Our agreement with Fidelity Technology was negotiated in the ordinary course of business and represents an arm's length transaction. In addition, we have an agreement with Fidelity Stock Plan Services, LLC ("Fidelity Stock Plan Services"), an affiliate of Fidelity, to manage our stock plan administration. We have been a customer of Fidelity since 2012 and made payments to them of $105,838 in 2014. Our agreement with Fidelity Stock Plan Services was negotiated in the ordinary course of business and represents an arm's length transaction. Fidelity reported that it was the beneficial owner of 5% or more of the outstanding shares of our common stock during 2014 and as of December 31, 2014.

Relationship with T. Rowe Price Associates, Inc.

T. Rowe Price Associates, Inc. (“T. Rowe Price”) has been our customer since 2012 and made payments to us of $341,514 in 2014. Our agreement with T. Rowe Price was negotiated in the ordinary course of business and represents an arm's length transaction. T. Rowe Price reported that it was the beneficial owner of 5% or more of the outstanding shares of our common stock during 2014 and as of December 31, 2014.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our indemnification agreements and Bylaws also require us to advance certain expenses incurred by our directors and officers.

Employment Arrangements with Immediate Family Members of Our Executive Officers and Directors

Laura Pierce, the sister of Frederic B. Luddy, has been employed by us since January 1, 2007. During 2014, Ms. Pierce had total cash compensation, including base salary, bonus and other compensation, of $157,970.42. During 2014, we granted to Ms. Pierce an award of 1,000 RSUs. Ms. Pierce retired from the company, effective April 6, 2015.

Review, Approval or Ratification of Transactions with Related Parties

The charter of the audit committee requires that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified by the audit committee. The audit committee has adopted a related party transactions policy to set forth the procedures for the identification, review, consideration and approval or ratification of these transactions, and a copy of such policy is posted on our website.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of ServiceNow’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by ServiceNow under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that ServiceNow specifically incorporates it by reference.

Role of the Audit Committee
The audit committee operates under a written charter adopted by our board of directors, which provides that its functions include the oversight of the quality of our financial reports and other financial information provided to stockholders. In carrying out these functions, the audit committee reviews critical accounting policies and estimates and the application of U.S. GAAP, reviews our compliance with legal and regulatory requirements, and has responsibility for the appointment, compensation and oversight of our independent registered public accounting firm, PricewaterhouseCoopers LLP (the “Independent Auditor”), including reviewing the Independent Auditor's independence, reviewing and approving the planned scope of the annual audit, reviewing and pre-approving any non-audit services that may be performed by the Independent Auditor, and reviewing with management and the Independent Auditor the adequacy of our internal financial controls. A more detailed description of the functions and responsibilities of the audit committee can be found in ServiceNow's Audit Committee Charter, published on the corporate governance section of ServiceNow's website at http://investors.servicenow.com.
The audit committee oversees our financial reporting process on behalf of our board of directors. Management is responsible for our internal controls, financial reporting process, selection of accounting principles, determination of estimates and compliance with laws, regulations and ethical business conduct. The Independent Auditor is responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles.
Review of Audited Financial Statements for the Year ended December 31, 2014
The audit committee has reviewed and discussed with ServiceNow’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of ServiceNow for the year ended December 31, 2014. The audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by applicable auditing standards.
The audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Auditor’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from ServiceNow.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in ServiceNow’s annual report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
Ronald E. F. Codd, Chair
Jeffrey A. Miller
Anita M. Sands
William L. Strauss

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

The company's bylaws provide that, for stockholder nominations to the board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at ServiceNow, Inc., 3260 Jay Street, Santa Clara, California 95054, Attn: Corporate Secretary.

To be timely for the 2016 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of the company not earlier than 5:00 p.m. Pacific Time on February 26, 2016 and not later than 5:00 p.m. Pacific Time on March 27, 2016. A stockholder’s notice to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before the annual meeting, the information required by our bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at ServiceNow’s 2016 annual meeting must be received by the company not later than December 31, 2015 in order to be considered for inclusion in ServiceNow’s proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of the company's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the company with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to the company and written representations from the directors and executive officers, the company believes that all Section 16(a) filing requirements were timely met in 2014, except with respect to the inadvertent failure to timely file reports relating to the grant of 50,000 restricted stock units on August 7, 2014 to each of Messrs. McGee and Schneider. A Form 4 was filed late to report each of these events.

Available Information

We will mail to any stockholder, without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2014, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Investor Relations
ServiceNow, Inc.
3260 Jay Street
Santa Clara, California 95054

The Annual Report is also available on the Investor Relations section of our website, which is located at http://investors.servicenow.com. Please help us reduce the impact on the environment and reduce our administrative costs by taking advantage of this method of obtaining our Annual Report.

“Householding” — Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are ServiceNow stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

Stockholders may revoke their consent at any time by contacting Computershare, either by calling toll-free (877) 373-6374, or by writing to Computershare, Householding Department, P.O. Box 43078, Providence, RI, 02940-3078.

Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call the company's Investor Relations department at 3260 Jay Street, Santa Clara, California 95054, Attn: Investor Relations, telephone number (408) 501-8550.

Any stockholders who share the same address and currently receive multiple copies of the company's Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or the company's Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

The board of directors does not presently intend to bring any other business before the meeting and, so far as is known to the board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, the proxy holders will vote the proxies on these matters in accordance with their best judgment.

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 10, 2015.

SERVICENOW, INC.

SERVICENOW, INC.
3260 JAY STREET
SANTA CLARA, CA 95054

M92411-P60678

Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 21, 2015
Date: June 10, 2015 **Time:** 11:30 AM, PDT
Location: ServiceNow, Inc. Headquarters
3260 Jay Street
Santa Clara, California 95054

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 25, 2015 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: You may attend the Annual Meeting of Stockholders and vote in person. A ballot will be provided to stockholders of record who attend the Annual Meeting and wish to vote in person. Many stockholder meetings have admission requirements. Please check the proxy materials available online for any special requirements for admission. For directions on how to get to the Company's headquarters to attend the Annual Meeting, please contact the Company at (408) 501-8550.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M92412-P60678

Voting Items

The Board of Directors recommends you vote FOR each of the Nominees listed in Proposal 1, and FOR Proposals 2 and 3.

1. Election of the directors listed below:

   Nominees:

   01) Douglas M. Leone
   02) Frederic B. Luddy
   03) Jeffrey A. Miller

2. An advisory resolution to approve the compensation of our Named Executive Officers.

NOTE: The proxies may vote in their discretion upon any and all other matters that may properly come before the meeting or any adjournment thereof.

M92413-P60678

SERVICENOW, INC.
3260 JAY STREET
SANTA CLARA, CA 95054

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M92409-P60678 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

SERVICENOW, INC.

The Board of Directors recommends you vote FOR each of the Nominees listed in Proposal 1, and FOR Proposals 2 and 3.

	For All	Withhold All	For All Except
1. Election of the directors listed below:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Douglas M. Leone
02) Frederic B. Luddy
03) Jeffrey A. Miller

	For	Against	Abstain
2. An advisory resolution to approve the compensation of our Named Executive Officers.	☐	☐	☐
3. Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2015.	☐	☐	☐

NOTE: The proxies may vote in their discretion upon any and all other matters that may properly come before the meeting or any adjournment thereof.

For address changes/comments, mark here. ☐
(see reverse for instructions)

If you plan to attend the meeting, mark here. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Notice of Annual Meeting of Stockholders and Proxy Statement and the Annual Report to Stockholders are available at www.proxyvote.com.

M92410-P60678

SERVICENOW, INC.
Annual Meeting of Stockholders
June 10, 2015 11:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Frank Slootman and Michael P. Scarpelli or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SERVICENOW, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 AM, PDT on June 10, 2015, at the Company headquarters, located at 3260 Jay Street, Santa Clara, California 95054, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side